Execution Version

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
dated as of March 26, 2019
between
SUNPOWER ASSETCO, LLC
as Seller
and
ELIZABETH CADY LESSEE HOLDCO LLC,
as Buyer
and, solely for purposes of Section 3.2.3, Article 4, Section 6.9, Section 6.13, Section 6.14 and Article 7 hereof,
SUNPOWER CORPORATION

4.28 Disclosure	50
4.29 Illegal Payments	50
4.30 Export Control Compliance	51
4.31 Power Purchasers’ Purchase Options	52
4.32 No Expected Curtailment	52
4.33 No Distributions	52
4.34 Officers and Managers	53
4.35 Bank Accounts	53

ARTICLE 5 REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER	53
5.1 Organization and Status	53
5.2 Authority and Power	53
5.3 Valid and Binding Obligations	54
5.4 Approvals and Consents	54
5.5 Financing	54
5.6 No Violations	54
5.7 No Litigation	54
5.8 Solvency	54
5.9 Securities Law Matters	55
5.10 Experienced and Knowledgeable Investor	55
5.11 Brokers	55
5.12 Tax and Regulatory Matters	55
5.13 ERISA	55
5.14 OFAC	56
5.15 No Further Representations	56

ARTICLE 6 COVENANTS	56
6.1 Covenants of the Parties	56
6.2 Covenants of Seller	57
6.3 Publicity	60
6.4 Transfer Taxes	61
6.5 Retention of Books and Records	61
6.6 Signage Rights.	61
6.7 Taxes and Tax Returns	61
6.8 Tax Indemnification.	62
6.9 TPI Current Liability; VDAs	64
6.10 Notification	65
6.11 Further Assurances	65
6.12 Government Incentives	65
6.13 Dental Clinics Project	65
6.14 Existing Litigation	66

ARTICLE 7 NO SURVIVAL; REMEDIES	66
7.1 Survival	66
7.2 Indemnification	66
7.3 Holdback Claims	68

7.4 Indemnification Procedures	69
7.5 Insurance	70
7.6 After-Tax Basis	71
7.7 No Duplication; Mitigation	71
7.8 Specific Performance	71
7.9 Exclusivity of Remedies and Limitation on Liability	72
7.10 Non-Recourse	72

ARTICLE 8 TERMINATION	73
8.1 Termination of Agreement	73
8.2 Effect of Termination	73

ARTICLE 9 MISCELLANEOUS	74
9.1 Notices	74
9.2 Entire Agreement; Amendments	75
9.3 Successors and Assigns	75
9.4 Governing Law	75
9.5 Consent to Jurisdiction; Waiver of Jury Trial	75
9.6 Expenses	76
9.7 Confidential Information	76
9.8 Joint Effort	77
9.9 Captions	77
9.10 Severability	77
9.11 Counterparts	77
9.12 Third Parties	77
9.13 No Waiver	77
9.14 Delivery by Facsimile or PDF	77

Exhibits

Exhibit A-1	Form of Transfer Instrument

Exhibit A-2	Form of Assignment and Assumption Agreement

Exhibit B	Non-Foreign Certificate

Exhibit C-1	Form of Seller’s Officer Certificate

Exhibit C-2	Form of SunPower Corporation Incumbency Certificate

Exhibit D	Form of Closing Notice

Exhibit E-1	Form of SunPower Corporation / Seller Release

Exhibit E-2	Form of Portfolio Entity Release
Schedules

Schedule 1.1	Buyer’s Knowledge Persons

Schedule 1.2	Seller’s Knowledge Persons

Schedule 1.3(a)	Specified Credit Support Instruments

Schedule 1.3(b)	Specified Contractual Credit Support Obligations

Schedule 1.4	Asset Register

Schedule 3.1.2.1	Transfer Instruments and Assignment Agreements

Schedule 3.1.3.5	Seller Approvals

Schedule 3.1.3.9(d)	Regulatory Filings

Schedule 4.4.2	Acquired Ownership Interest Certificates

Schedule 4.4.4	Joint Ventures

Schedule 4.5	Project SPEs; Lease Documents; Material Contracts; Material Equipment Warranties

Schedule 4.6	Defaults; Material Contract Amendments and Modifications

Schedule 4.8.4	Existing Litigation

Schedule 4.9.2	Ownership of Projects

Schedule 4.9.3	Rights of First Offer or First Refusal

Schedule 4.10.2	Liabilities

Schedule 4.11	Insurance

Schedule 4.13	Regulatory Filings

Schedule 4.17	Taxes

Schedule 4.19	Affiliate Transactions

Schedule 4.25	Sole Purpose

Schedule 4.27	Specified Lease Credit Support Instruments

Schedule 4.32	Expected Curtailment

Schedule 4.34	Officers and Managers

Schedule 4.35	Bank Accounts

Schedule 6.2.4	Post-Closing Deliverables
Annexes

Annex 1	Seller’s Financial Model

Annex 2	Holdback Amounts

Annex 3	Purchase Price

Annex 4	Working Capital

Annex 5	Target Date Working Capital Amount

MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of March 26, 2019 (the “Agreement Date”) by and between SunPower AssetCo, LLC, a Delaware limited liability company (“Seller”), and Elizabeth Cady Lessee Holdco LLC, a Delaware limited liability company (“Buyer”) (Seller and Buyer being sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”), and, solely for purposes of Section 3.2.3, Article 4, Section 6.9, Section 6.13, Section 6.14 and Article 7 of this Agreement, SunPower Corporation, a Delaware corporation (“SunPower Corporation”).
RECITALS
A.    As of the Agreement Date:
(i) Seller owns (1) 100% of the limited liability company interests (the “Regions Bank Equity Interests”) of SunPower Commercial Holding Company IV Parent, LLC, a Delaware limited liability company (“Regions Bank HoldCo”), which in turn owns 100% of the limited liability company interests of SunPower Commercial Holding Company IV, LLC, a Delaware limited liability company (“Regions Bank Pledgor”), which in turns owns 100% of the equity interests of (A) each the Regions Bank SPEs (as defined below), (B) LA Basin Solar II, LLC, a Delaware limited liability company (“Regions Bank ESA Company”) and (C) Solar Star Plano I, LLC, a Delaware limited liability company (“Regions Bank Toyota PPA Provider”), (2) 100% of the limited liability company interests (the “Sulphur Springs Equity Interests”) of SunPower Commercial Holding Company V, LLC, a Delaware limited liability company (“Sulphur Springs HoldCo”), which in turns owns 100% of the equity interests of the Sulphur Springs SPE (as defined below), (3) 100% of the limited liability company interests (“SunTrust Parent Equity Interests”) of SunPower Commercial Holding Company VI, LLC, a Delaware limited liability company (“SunTrust Parent”), which in turns owns 100% of the equity interests of each the SunTrust SPEs (as defined below), (4) 100% of the limited liability company interests (the “SunTrust ESA 1 Equity Interests”) of LA Basin Solar III, LLC, a Delaware limited liability company (“SunTrust ESA Company 1”), (5) 100% of the limited liability company interests (the “SunTrust ESA 2 Equity Interests”) of Solar Star California XXXIV, LLC, a Delaware limited liability company (“SunTrust ESA Company 2”), (6) 100% of the limited liability company interests (the “Wells Fargo ESA 1 Equity Interests”) of Solar Star California XXXIX, LLC, a Delaware limited liability company (“Wells Fargo ESA Company 1”) and (7) 100% of the limited liability company interests (the “Wells Fargo ESA 2 Equity Interests”) of Solar Star California XXXVII, LLC, a Delaware limited liability company (“Wells Fargo ESA Company 2”),
(ii) SunPower Corporation, Systems, a Delaware corporation (“SunPower Systems”) and an affiliate of Seller, owns (1) 100% of the limited liability company interests of each of the PNC SPEs (as defined below) and (2) 100% of the limited liability company interests (the “MetLife Equity Interests”) of Solar Star California XV Parent, LLC, a Delaware limited liability company (“MetLife HoldCo”), which in turn owns 100% of the limited liability company interests of the MetLife SPE (as defined below), and

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(iii) SunPower Corporation, an affiliate of Seller, owns 100% of the limited liability interests (the “Wells Fargo Parent Equity Interests”) of Whippletree Solar, LLC, a Delaware limited liability company (“Wells Fargo Parent”), which in turn directly owns 100% of the limited liability company interests of each of the Wells Fargo SPEs.
B.    Immediately prior to the occurrence of the Closing on the Closing Date with respect to the MetLife Project, Seller will own directly the MetLife Equity Interests.
C.    Immediately prior to the occurrence of the Closing on the Closing Date with respect to the PNC Project, Seller will own directly the PNC Equity Interests.
D.    Immediately prior to the occurrence of the Closing on the Closing Date with respect to the SunTrust Project, Seller will own directly the SunTrust Equity Interests.
E.    Immediately prior to the occurrence of the Closing on the Closing Date with respect to the Wells Fargo Project, Seller will own directly the Wells Fargo Equity Interests.
F.    Subject to the terms and conditions hereof, Seller desires to sell the Regions Bank Equity Interests, the Sulphur Springs Equity Interests, the SunTrust Equity Interests, the PNC Equity Interests, the MetLife Equity Interests and the Wells Fargo Equity Interests (collectively, the “Equity Interests”) to Buyer, and Buyer wishes to purchase the Equity Interests from Seller.
NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1 Defined Terms. Capitalized terms used in this Agreement (including in the recitals hereto) without other definition shall have the following meanings, unless the context clearly requires otherwise:
“Acquired Ownership Interests” has the meaning given in Section 4.4.1.2(f).
“Acquired Portfolio” means, as of any date of determination, collectively, the Individual Portfolio or Individual Portfolios with respect to which a Closing has already occurred.
“Acquired Portfolio Entity” means each Portfolio Entity that is part of the Acquired Portfolio.
“Action” means any litigation, cause of action, arbitration, audit, hearing, suit, investigation or proceeding (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Additional Portfolio Entity” means the Regions Bank Toyota PPA Provider.

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“Affiliate” means, as applied to any Person, each Person that, (a) directly or indirectly, owns or Controls, is Controlled by or is under common Control with such Person, and (b) each of such Person’s officers, directors, joint venturers, managers and partners. Notwithstanding the foregoing, (i) each Portfolio Entity shall be considered an Affiliate of Seller with respect to all periods prior to and at the Closing with respect to the Individual Portfolio to which such Portfolio Entity belongs, and each Portfolio Entity shall be considered an Affiliate of Buyer only with respect to periods after the Closing with respect to the Individual Portfolio to which such Portfolio Entity belongs, (ii) with respect to Buyer, only Subsidiaries of Goldman Sachs Renewable Power LLC shall be considered Affiliates of Buyer and no Person that would otherwise be considered an Affiliate of Buyer, which is not a Subsidiary of Goldman Sachs Renewable Power LLC, shall be considered an Affiliate of Buyer and (iii) with respect to Seller, only Subsidiaries of SunPower Corporation shall be considered Affiliates of Seller and no Person that would otherwise be considered an Affiliate of Seller, which is not a Subsidiary of SunPower Corporation, shall be considered an Affiliate of Seller.
“Agreement” means this Membership Interest Purchase and Sale Agreement, including all Exhibits, Schedules and other attachments hereto, as amended, restated or otherwise modified from time to time.
“Agreement Date” has the meaning given in the preamble.
“AMAs” means, with respect to each Project, the applicable Asset Management Agreement set forth on Schedule 4.5.
“Anti-Corruption Laws” has the meaning set forth in Section 4.29.
“ARRA” means the American Recovery and Reinvestment Tax Act of 2009.
“Asset Register” means a register of assets in respect of the entire Portfolio, which is attached to this Agreement as Schedule 1.4.
“Assignment Agreement” has the meaning set forth in Section 3.1.2.1.
“Books and Records” means all documents, instruments, books and records (or portions thereof) related to the ownership, operation, business or condition of any Portfolio Entity or any Project, including, where applicable, financial statements, Tax Returns and related work papers and letters from accountants, budgets, ledgers, journals, minute books, membership interest certificates and books, and membership interest transfer ledgers.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California or New York, New York are required or authorized by Law to close.
“Buyer” has the meaning given in the preamble.
“Buyer Confidentiality Agreement” means the Nondisclosure Agreement, dated as of February 4, 2019, entered into between The Private Credit Group of Goldman Sachs Asset Management, L.P. and SunPower Corporation.

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“Buyer Parent” means Goldman Sachs Renewable Power LLC, a company managed by Goldman Sachs Asset Management, L.P.
“Buyer Parent Guaranty” means a guaranty made by Buyer Parent to Seller on the Agreement Date guaranteeing the payment of Purchase Price by Buyer under this Agreement.
“Buyer Indemnified Group” has the meaning given in Section 7.2.
“Buyer’s Knowledge” means the actual knowledge, after reasonable due inquiry, of the persons set forth for Buyer on Schedule 1.1 and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Buyer or any of its Affiliates.
“C corporation” means any entity taxable as a corporation for U.S. federal income tax purposes, other than a regulated investment company within the meaning of Section 851 of the Code, a real estate investment trust within the meaning of Section 856 of Code or an entity described in Section 593 of the Code.
“Cash Grant” means a grant from the U.S. Treasury Department provided for by Section 1603 of ARRA.
“Charter Documents” means, with respect to any Person, all organizational documents (including all articles and certificates of formation or incorporation and other constituent documents) and all limited liability company agreements, member agreements, shareholder agreements, voting agreements or similar Contracts relating to the ownership or governance of such Person.
“Claiming Party” has the meaning given to that term in Section 7.4.
“Closing” has the meaning given in Section 3.1.1.
“Closing Actions” has the meaning given in Section 3.1.2.
“Closing Date” has the meaning given in Section 3.1.1.
“Closing Notice” means a notice of an anticipated Closing in respect of one or more Individual Portfolios in the form of Exhibit D.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company Policies” has the meaning given in Section 4.11.
“Confidential Information” has the meaning set forth in Section 9.7.2.
“Continuing SPWR Project Contracts” means, with respect to any Portfolio Entity, the AMA(s), the O&M Agreement(s), the Performance Guarantee(s) (if any) , to the extent that any obligations of the contractor thereunder remain outstanding, the EPC Contract, any warranties that remain in effect, and any guarantees that remain in effect or for which obligations remain outstanding

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following the Closing Date with respect to the applicable Individual Portfolio of which such Portfolio Entity is part, in each case relating to such Portfolio Entity to which SunPower Corporation or an Affiliate thereof (other than a Portfolio Entity) is a party or has otherwise issued or provided.
“Contract” means any written agreement, license, sublicense, assignment, purchase agreement, indenture, lease, sublease, instrument of Indebtedness, security agreement, offer to sell, option, right of first refusal, distribution agreement, maintenance agreement or undertaking or instrument of any kind, obligation or other arrangement or agreement, including any amendments and other modifications thereto.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or its capacity as sole or managing member or general partner, by contract or otherwise. The term “Control” when used as a verb shall have a correlative meaning.
“Damages” has the meaning given in Section 7.2.
“Data Room” means the folder named “Bang-Livewire SunPower” on the SunPower Corporation Sharefile.com file server as of the Agreement Date.
“Dental Clinics Project” means a 141.26 kW rooftop-mounted solar generation project owned by the Dental Clinics Project SPE.
“Dental Clinics Project SPE” means Solar Star Bay City I, LLC, a Delaware limited liability company, one of the Regions Bank SPEs.
“Disqualified Person” means (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof) and including any Indian tribal government described in Section 7701(a)(40) of the Code, (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in paragraph (4) of Section 54(j) of the Code, (d) any “foreign person or entity” as that term is defined in Section 168(h)(2)(C) of the Code, (e) any regulated investment company or real estate investment trust within the meaning of Sections 851 or 856 of the Code, (f) any entity described in Section 593 of the Code, or (g) any Pass-Through Entity, any direct or indirect partner (or other direct or indirect holder of an equity or profits interest) of which is described in clauses (a) through (f) above, unless such Person holds its interest in the partnership or other Pass-Through Entity indirectly through a C corporation; provided, that, if and to the extent the list of persons that are ineligible for a grant under Section 1603(g) of ARRA or the Treasury Guidance is amended after the Agreement Date, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and further Treasury Guidance.
“Draft Allocation” has the meaning given in Section 2.4.
“Drop-Dead Date” means September 30, 2019.
“EAR” has the meaning set forth in Section 4.30.1.1.

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“Enforceability Exceptions” has the meaning given in Section 4.2.2.
“Environmental Attributes” means RECs and any other rights, credits, benefits, reductions, any other reductions or other transferable indicia: (i) denoting carbon offset credits or indicating generation of a particular quantity of energy from a renewable energy source by a renewable energy facility, offsets and allowances and entitlements of any kind, known or unknown at the time of this Agreement, that are or become available to from the environmental attributes of any of the Projects or the generation of the energy output, or otherwise from the development or installation of the Projects or the production, sale, purchase, consumption or use of the energy output of the Projects, including, but not limited to carbon credits, allowances and emission reduction credits and offsets and (ii) related to the capacity of the Projects, whether arising under federal, state or local law, international treaty, trade association membership or the like, and the right to apply for any such credits, but not including ITCs.
“Environmental Law” means any Law relating to (i) the use, handling. treatment, storage, disposal, release, threatened release, remediation of, removal of, or exposure to, any Hazardous Material, (ii) the protection of the environment, conservation or land use (including with respect to air, surface or subsurface land and waters, cultural resources and natural resources), or (iii) the prevention of pollution or the remediation of contamination.
“EPC Contract” means, with respect to each Project, the applicable engineering, procurement and construction agreement, if any, set forth on Schedule 4.5.
“Equity Interests” has the meaning given in the recitals.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.
“ESA” means, with respect to each applicable Project, the applicable Energy Savings Agreements or equivalent agreements pursuant to which such Project sells energy savings, set forth on Schedule 4.5.
“ESA Purchaser” means the entity that purchases energy savings and/or related services under any ESA.
“Estimated Closing Date Working Capital Adjustment” means the positive difference, if any, as of any date of determination, of (a) the share of the Target Date Working Capital Amount allocated to the applicable Individual Portfolio, as set forth in Annex 5, minus (b) the Estimated Deemed Closing Date Working Capital Amount for the applicable Individual Portfolio.
“Estimated Deemed Closing Date Balance Sheet” has the meaning given in Section 2.3.1.
“Estimated Deemed Closing Date Working Capital Amount” means the working capital amount determined with respect to the applicable Individual Portfolio as of February 28, 2019, based on the applicable Estimated Deemed Closing Date Balance Sheet delivered under Section

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2.3.1 or Section 2.3.2, as applicable, and in accordance with the same accounting principles, policies and methods used to prepare Annex 4 to this Agreement.
“Existing Litigation” means the matters and circumstances relating to litigation identified on Schedule 4.8.4 and any litigation, proceeding, dispute or settlement arising therefrom or relating thereto.
“Expiration Date” has the meaning given in Section 7.1.
“FERC” means the Federal Energy Regulatory Commission or any successor agency thereto.
“Final Working Capital Adjustment” has the meaning given in Section 2.3.3.
“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals (other than appeals to the United States Supreme Court) by the Parties to the action have been exhausted or the time for filing such appeals has expired, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding entered into in accordance with this Agreement, (c) the expiration of the time for instituting suit with respect to a claimed deficiency or (d) the expiration of the time for instituting a claim for refund, or if such a claim was filed, the expiration of the time for instituting suit with respect thereto.
“Financial Statements” means (i) (A) the audited consolidated (if applicable) financial statements (including the consolidated (if applicable) balance sheet and the related consolidated (if applicable) statements of operations, members’ equity and cash flows thereof) of each of (1) the MetLife SPE, (2) Regions Bank Pledgor, (3) SunTrust Parent, (4) Sulphur Springs SPE and (5) Wells Fargo Parent, in each case, as of and for the annual period ended December 31, 2017, and (B) the unaudited financial statements (including the balance sheet and related statements of operations, members’ equity and cash flows thereof) of each of the PNC SPEs, as of and for the annual period ended December 31, 2018; and (ii) the unaudited consolidated (if applicable) financial statements (including the consolidated (if applicable) balance sheet and the related consolidated (if applicable) statements of operations, members’ equity and cash flows thereof) of each of (A) the MetLife SPE, (B) Regions Bank Pledgor, (C) SunTrust Parent, (D) Sulphur Springs SPE, (E) Wells Fargo Parent and (F) each of the PNC SPEs, in each case, as of and for the quarterly period ended September 30, 2018 (collectively, in the case of this clause (ii), the “Most Recent Financial Statements”).
“FPA” means the Federal Power Act and the regulations promulgated thereunder.
“Fundamental Representations” has the meaning given in Section 7.1.
“GAAP” means generally accepted accounting principles in the United States.

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“Governmental Approval” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration by or with any Governmental Authority.
“Governmental Authority” means any foreign, federal, national, regional, state, municipal or local government authority, tribunal, court, agency, authority, body, board or instrumentality, or any regulatory, administrative or other department, bureau or agency, or any political or other subdivision, department or branch of the foregoing, including any independent system operator or electric reliability organization, or other governmental authority.
“Hazardous Material” means (i) petroleum or any petroleum product, radioactive material, radon, urea formaldehyde, or polychlorinated biphenyls (PCBs) or PCB-containing material or fluid; (ii) any chemical, material, waste, or substance, regulated, defined, listed, classified or described under any Environmental Law as radioactive, toxic, hazardous, acutely hazardous, a contaminant, a hazardous or toxic pollutant, including all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended; and (iii) any asbestos or any material containing any hydrated mineral silicate, including chrysotile, amosite, crocidolite, tremolite, anthophyllite and/or actinolite, whether friable or non-friable.
“Holdback Amount” means, individually or in the aggregate, as the context may require, the Wells Fargo Holdback Amount, the Sulphur Springs Holdback Amount, the SunTrust Holdback Amount, the Regions Bank Holdback Amount, the PNC Holdback Amount and the MetLife Holdback Amount.
“Holdback Amount Release Date” means, individually or collectively, as the context may require, the Wells Fargo Holdback Amount Release Date, the Sulphur Springs Holdback Amount Release Date, the SunTrust Holdback Amount Release Date, the Regions Bank Holdback Amount Release Date, the PNC Holdback Amount Release Date and the MetLife Holdback Amount Release Date.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business not overdue for more than sixty (60) days), (iv) all capital lease obligations of such Person, (v) all obligations of such Person to reimburse any Person with respect to amounts paid under a letter of credit or similar instrument, (vi) all obligations of such Person under interest rate hedge agreements, (vii) all Indebtedness of other Persons secured by a Lien on any property of such Person, whether or not such Indebtedness is assumed by such Person, and (viii) all Indebtedness of other Persons guaranteed by such Person. For purposes of this definition, the amount of the obligations of such Person with respect to any interest rate hedge agreement at any

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time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such interest rate hedge agreement were terminated at such time.
“Indemnifying Party” has the meaning given to that term in Section 7.4.1.
“Individual Portfolio” means each of the Wells Fargo Project, the Sulphur Springs Project, the SunTrust Project, the Regions Bank Project, the PNC Project and the MetLife Project.
“Intellectual Property” means all intellectual property rights and technology, including the following as well as the rights therein or associated therewith: (a) patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether patentable or unpatentable and whether or not reduced to practice) and improvements thereto, (b) trademarks, service marks, trade dress, logos, trade names, brand names and corporate names, and any other source-identifying designations or devices, including Internet domain names and registrations thereof, along with the goodwill associated with the foregoing and registrations and applications for registration thereof, (c) works of authorship (whether or not copyrightable and whether or not published) including all product manuals, marketing brochures, training materials and web site content, and all copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data and documentation, (f) trade secrets and confidential business information (including ideas, formulas, and compositions, know-how, manufacturing and production processes and techniques, research and development information, software products in development, drawings, specifications, designs, plans, proposals, technical data, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information) and other proprietary information and (g) copies and tangible embodiments of the foregoing (in whatever form or medium).
“Interconnection Agreement” means, with respect to each Project, the agreement or document reasonably providing for interconnection services relating to such Project provided to the Project SPE by the interconnecting electrical utility pursuant to applicable Law, in each case, as set forth on Schedule 4.5.
“IRS” means the United States Internal Revenue Service.
“ITC” means the “energy credit” available under Section 48 of the Code or any successor provision.
“ITC Recapture Liability” means any reduction in, or any obligation to repay, all or any portion of the ITC or the Cash Grant relating to any Project resulting from the breach or violation by Seller, any of its Affiliates (except for any Portfolio Entity) or any Portfolio Entity of any representations or warranties of any such Person, as applicable, in the Material Contracts or the violation of any covenant of the Seller, any of its Affiliates (except for any Portfolio Entity) or any Portfolio Entity, as applicable, under the Material Contracts attributable to periods prior to each Closing, except as a result of (a) any action of Buyer or any Affiliate of Buyer, (b) any tax status or classification of Buyer or any Affiliate of Buyer or (c) any event or circumstance occurring or arising after the Closing Date with respect to such Project.

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“ITAR” has the meaning set forth in Section 4.30.1.1.
“Law” means any foreign, federal, national, regional, state, municipal or local law, statute, treaty, rule, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing by any Governmental Authority.
“Lease Documents” means the “Sale-Leaseback Documents” set forth in Schedule 4.5 and any other “Lease Documents” as defined in the applicable Sale-Leaseback Documents for each respective Project.
“Lessor” means each of the entities identified as a “Lessor” as set forth on Schedule 4.9.2.
“Liability” means any, direct or indirect, Indebtedness, obligation, loss, claim, expense, or liability of any nature or kind whatsoever (whether known, unknown, disclosed, undisclosed, matured, unmatured, accrued, unaccrued, asserted, unasserted, liquidated, unliquidated, absolute, contingent, direct, indirect, conditional, unconditional, secured, unsecured, vicarious, derivative, due, joint, several or secondary).
“Lien” means any mortgage, pledge, deed of trust, lien, charge, claim, option, equitable interest, security interest, third party right, assignment, hypothecation, encumbrance, restriction on voting, sale, transfer, or disposition, assessment, easement, variance, encroachment or other restriction on title or property interest.
“Material Adverse Effect” means any condition, effect, circumstance, event or change that, individually or in the aggregate, (i) materially impairs Seller’s or its Affiliates’ authority, right or ability to consummate the transactions contemplated by this Agreement or any other Transaction Documents to which they are a party, (ii) would be materially adverse, or would reasonably be expected to be materially adverse, to the assets, liabilities, business, operation or condition (financial or otherwise), or the ownership or leasehold interest, operation and maintenance of any Project or (iii) when referring to a Person, would be materially adverse, or would reasonably be expected to be materially adverse, to the assets, liabilities, business, operation or condition (financial or otherwise) of such Person; provided, however, that in no event shall any effect that arises out of or relates to any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect: (a) changes in international, national, regional, state or local wholesale or retail markets for power, power transmission, fuel supply or related products, (b) any condition, circumstance, event or change generally applicable to the industries in which any of the Portfolio Entities or the Portfolio may operate or relate (including the solar or electric generating industries), whether international, national, regional or local, (c) any condition, circumstance, event or change in general regulatory or political conditions, including any acts of war or terrorist activities, (d) any condition, circumstance, event or change that is cured (including by the payment of money) by Seller before the earlier of the applicable Closing Date and the termination of this Agreement, (e) any change, financial or otherwise, to the business, affairs or operations of Buyer or any of its Affiliates (other than as a result of any impact which any Individual Portfolio may have on Buyer or its Affiliates), (f) any Portfolio Entity’s failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position for any period solely to the extent any such failure does not result or

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arise from any breach of any representations, warranties or covenants of the Seller expressly set forth in this Agreement, (g) seasonal fluctuations in the respective businesses of the Portfolio Entities or (h) any change or development in any of the economy, financial markets, commodity markets, foreign exchange, financial, banking or securities market (including any increased interest rates or other costs for, or reduction in the availability of, financing or suspension of trading in, or limitation on prices for, securities on a securities market (including an over-the-counter market, exchange or trading platform)) or the economy in general, provided, that with respect to clauses (a), (b), (c), or (h), any events that disproportionately affected the applicable Person or Project relative to other companies or assets in the solar or electric generating industries may be considered in determining whether a Material Adverse Effect has occurred.
“Material Contract” means, with respect to each Portfolio Entity, (a) any Contract to which such Portfolio Entity is a party, or by the terms of which such Portfolio Entity is bound, that is material to the Portfolio or any such Portfolio Entity and as to which the expected annual cost of performing such contract in the ordinary course by such Portfolio Entity exceeds $250,000, (b) any interconnection agreement relating to a Project to which such Portfolio Entity is a party, (c) any PPA or ESA to which such Portfolio Entity is a party, (d) any REC Sale Agreement to which such Portfolio Entity is a party, (e) any local capacity requirement or other revenue or inventive related to the production of energy, (f) any AMA, O&M Agreement or Performance Guarantee relating to such Portfolio Entity, (g) to the extent that any obligations of the contractor thereunder remain outstanding, any EPC Contract related to such Portfolio Entity, (h) any Site Lease Agreement relating to such Portfolio Entity, (i) any Lease Document relating to such Portfolio Entity and (j) the Material Equipment Warranties.
“Material Equipment Warranties” has the meaning given in Section 4.5.1.
“MetLife Equity Interests” has the meaning given in the recitals.
“MetLife HoldCo” has the meaning given in the recitals.
“MetLife Holdback Amount” means the amount required to be held back from the MetLife Purchase Price in accordance with Annex 2.
“MetLife Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the MetLife Holdback Amount to be released shall have been satisfied.
“MetLife Project” means MetLife HoldCo and the MetLife SPE.
“MetLife Purchase Price” has the meaning given on Annex 3.
“MetLife SPE” means the entity listed as a “Project Company” under the “MetLife Project” as set forth on Schedule 4.5.
“Most Recent Financial Statements” has the meaning given in the definition of “Financial Statements”.

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“O&M Agreement” means, with respect to each Project, the applicable Operation and Maintenance Agreement set forth on Schedule 4.5.
“OFAC” has the meaning set forth in Section 4.30.1.1.
“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, settlement, stipulation or award of any Governmental Authority.
“Ownership Interest” means, with respect to any Person, any share, capital stock, partnership, membership or similar interest or other indicia of equity ownership (including any option, warrant, profits interests or similar right or right or security convertible, exchangeable or exercisable therefor or other instrument or right the value of which is based on any of the foregoing) in such Person.
“Party” or “Parties” has the meaning given in the preamble.
“Pass-Through Entity” means an entity treated for U.S. federal income tax purposes as a partnership or entity disregarded as separate from its owner.
“Pearblossom CfD Reserve” means the cash reserve deposited in the CfD Reserve Account (as defined in the Lease Documents to which Solar Star California XLIV, LLC is a party), as described in more detail on Schedule 4.27.
“Performance Guarantee” means, with respect to each Project, the applicable Performance Guarantee set forth on Schedule 4.5.
“Permitted Encumbrances” means (a) those restrictions on transfer imposed by applicable securities Laws, (b) restrictions imposed on transfers set forth in the Charter Documents of the Portfolio Entities, (c) Liens and rights of the lessors and any collateral or security agents or like representatives acting for Lessors under the Lease Documents, (d) any Liens created by or through Buyer or its Affiliates or Representatives, and (e) the rights and options of the Power Purchasers, if any, under the applicable PPAs.
“Permitted Investor” means (a) any C corporation or (b) any Pass-Through Entity, of which, all of the direct beneficial owners of such Pass-Through Entity are C corporations.
“Permitted Lien” means, whether now or hereafter in existence and solely to the extent permitted under the relevant Material Contracts, (a) Liens created pursuant to and securing any Lease Document, (b) Liens imposed by any Governmental Authority for Taxes (i) not yet due or (ii) being contested in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established and are maintained by the applicable taxpayer in accordance with GAAP, (c) carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s or other like Liens (i) arising in the ordinary course of business and (ii) with respect to which no enforcement action has commenced by or on behalf of the lien holder, (d) (i) rights, easements, rights-of-way, restrictions, encroachments, protrusions and other similar charges or encumbrances, minor title deficiencies and other similar non-monetary encumbrances or (ii) zoning, planning, land use and other similar limitations and restrictions and all rights of any Governmental Authority to regulate

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real property and interests in real property, in either case, that do not impair any Project Entity’s rights or interests in any Real Property and which do not interfere with the access, operation, interconnection or maintenance of any Project as contemplated by this Agreement, or interfere with or otherwise limit or constrain the sale of electricity or other commodities generated by any Project, interfere with or otherwise limit the performance of any Project Entity’s obligations under any Material Contract, (e) Permitted Encumbrances and (f) purchase-money Liens securing indebtedness permitted under the applicable Lease Documents that do not encumber any property other than the property financed thereby.
“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability partnership, limited liability company, trust, unincorporated association, institution, Governmental Authority or any other entity.
“PNC Equity Interests” means 100% of the limited liability company interests of PNC HoldCo.
“PNC HoldCo” means a limited liability company to be established by Seller to which 100% of the limited liability company interests of each of the PNC SPEs shall have been transferred prior to the occurrence of the Closing on the Closing Date with respect to the PNC Project.
“PNC Holdback Amount” means the amount required to be held back from the PNC Purchase Price in accordance with Annex 2.
“PNC Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the PNC Holdback Amount to be released shall have been satisfied.
“PNC Project” means PNC HoldCo and the PNC SPEs.
“PNC Purchase Price” has the meaning given on Annex 3.
“PNC SPEs” means each of entities listed as a “Project Company” under the “PNC Project” as set forth on Schedule 4.5.
“Portfolio” means the Wells Fargo Project, the Sulphur Springs Project, the SunTrust Project, the Regions Bank Project, the PNC Project and the MetLife Project.
“Portfolio Entity” means the Project Holding Companies, the Project Parent Companies, the Project ESA Companies, the Additional Portfolio Entity and the Project SPEs.
“Portfolio Entity IP” has the meaning given in Section 4.21.
“Power Purchaser” means the entity that purchases electric power and/or related services under any PPA.
“PPA” means, with respect to each Project, the applicable Power Purchase Agreements or equivalent offtake agreements pursuant to which such Project sells energy, set forth on Schedule 4.5.

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“Pre-Closing Taxable Period” means a taxable period ending on or before any Closing Date and that portion of any Straddle Taxable Period ending on such Closing Date.
“Prohibitive Order” has the meaning given in Section 3.1.3.6.
“Project” means all of the tangible assets, including (as applicable) one or more rooftop-, canopy-, ground- or wall-mounted solar electric generating and/or energy storage systems consisting of photovoltaic panels, batteries (if applicable), mounting racks, wiring and other electrical devices, conduit, weatherproof housings, hardware, one or more inverters, remote monitoring systems, connectors, meters, transformer(s), panelboards, grounding, signage, disconnects and over current devices leased and operated by a Project SPE as set forth in more detail on Schedule 4.9.2.
“Project Costs” has the meaning given in Section 3.1.3.9(b).
“Project ESA Companies” means SunTrust ESA Company 1, SunTrust ESA Company 2, Regions Bank ESA Company, Wells Fargo ESA Company 1 and Wells Fargo ESA Company 2.
“Project Holding Companies” means Regions Bank HoldCo, Sulphur Springs HoldCo, SunTrust HoldCo, Wells Fargo HoldCo, MetLife HoldCo and PNC HoldCo.
“Project Parent Companies” means Regions Bank Pledgor, SunTrust Parent and Wells Fargo Parent.
“Project Related Assets” means all of the rights and other assets associated with a Project other than the tangible assets of such Project, including (i) contractual rights pursuant to the related Material Contracts (except for the applicable Lease Documents); (ii) any Governmental Approvals and rights (contractual or otherwise) necessary for the operation of the System and the sale of electricity pursuant to the related PPAs; and (iii) all plans, drawings, designs, reports, manuals, petitions, work product and data related to the development, construction, operation or maintenance of the System, or any components thereof.
“Project SPE” means each of the entities identified as a “Project Company” as set forth on Schedule 4.5.
“PTO Work” has the meaning given in Section 6.13.
“PUHCA” means the Public Utility Holding Company Act of 1935.
“Purchase Price” means individually, collective or in the aggregate, as the context may require, each of the MetLife Purchase Price, the PNC Purchase Price, the Regions Bank Purchase Price, the Sulphur Springs Purchase Price, the SunTrust Purchase Price and the Wells Fargo Purchase Price.
“Purchase Price Allocation” has the meaning given in Section 2.4.
“QF” means a “qualifying small power production facility” as that term is defined in 16 U.S.C. §796(17)(C) and 18 C.F.R. §§ 292.203 and 292.204.

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“Real Property” has the meaning given in Section 4.18.1.
“Rebates” means any rebates or incentives payable to Seller or any of its Affiliates, or any of their respective agents, contractors or subcontractors, as a result of the purchase, development or operation of the Projects, from the state or local government or utility to which any of the Projects is interconnected or otherwise. For the avoidance of doubt, Rebates shall in no circumstances include credit or payment for Environmental Attributes.
“RECs” means any renewable energy credits under any state renewable portfolio standard or federal renewable energy standard, pollution allowances, carbon credits and similar environmental allowances or credits and green tag or other reporting rights under Section 1605(b) of The Energy Policy Act of 1992 and any federal, state, or local law, regulation or bill, and subsidies, grants, utility rebates, or similar benefits or incentives, but the term does not include any Rebates, ITCs, production tax credits or other federal, state or local tax benefits.
“REC Sale Agreements” means, with respect to each Project, the agreement(s), if any, pursuant to which such Project sells renewable energy credits energy, as set forth on Schedule 4.5.
“Regions Bank Equity Interests” has the meaning given in the recitals.
“Regions Bank ESA Company” has the meaning given in the recitals.
“Regions Bank HoldCo” means has the meaning given in the recitals.
“Regions Bank Holdback Amount” means the amount required to be held back from the Regions Bank Purchase Price in accordance with Annex 2.
“Regions Bank Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the Regions Bank Holdback Amount to be released shall have been satisfied.
“Regions Bank UCSF PTO Holdback Amount” has the meaning given in Annex 2.
“Regions Bank UCSF PTO Holdback Amount—PV Portion” has the meaning given in Annex 2.
“Regions Bank UCSF PTO Holdback Amount Release Date” has the meaning given in Annex 2.
“Regions Bank UCSF PTO Holdback Amount—SLV Portion” has the meaning given in Annex 2.
“Regions Bank Pledgor” means has the meaning given in the recitals.
“Regions Bank Project” means Regions Bank HoldCo, Regions Bank Pledgor, Regions Bank ESA Company, Regions Bank Toyota PPA Provider and the Regions Bank SPEs.

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“Regions Bank Purchase Price” has the meaning given on Annex 3.
“Regions Bank SPEs” means each of entities listed as a “Project Company” under the “Regions Bank Project” as set forth on Schedule 4.5.
“Regions Bank Toyota PPA Provider” has the meaning given in the recitals.
“Representatives” means each Party’s respective officers, directors, employees, representatives, agents, attorneys and advisors.
“Sales Tax Disclosed Obligations” means the obligations of any Project Entity to pay the sales, use, excise, or transaction privilege Taxes set forth in Part B of Schedule 4.17.
“Section 467 Schedule” has the meaning given in Section 3.1.3.9(c).
“Securities Act” means the Securities Act of 1933.
“Seller” has the meaning given in the preamble.
“Seller Approvals” means the approvals, consents, waivers, notices and filings set forth in Schedule 3.1.3.5.
“Seller Confidentiality Agreement” means the Nondisclosure Agreement, dated as of June 30, 2018, entered into between The Private Credit Group of Goldman Sachs Asset Management, L.P. and SunPower Corporation.
“Seller Disclosure Schedules” means the disclosure schedules delivered by Seller pursuant to this Agreement.
“Seller Indemnified Group” has the meaning given in Section 7.2.
“Seller Indemnitors” has the meaning given in Section 7.2.
“Seller Related Party” shall mean any of Seller’s former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, principals, stockholders, general or limited partners, other equity holders, employees, members, managers, agents, successors, assignees, Affiliates, controlling Persons or Representatives.
“Seller’s Financial Model” the financial model prepared by Seller and its Affiliates, dated as of October 5, 2018, which is attached to this Agreement as Annex 1.
“Seller’s Knowledge” means the actual knowledge, after reasonable due inquiry, of the persons set forth for Seller on Schedule 1.2 and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, manager, employee, agent or representative of Seller or any of its Affiliates. “Site Lease Agreement” means, with respect to each Project, the agreement (whether a lease, sublease, license, or the PPA) that provides to the applicable

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Project SPE the rights to access and use the site upon which such Project is located for the purpose of operating and using such Project, as set forth on Schedule 4.5.
“Side Letter” means that certain Letter Agreement, dated as of the Agreement Date, by and among Buyer Parent, SunPower Corporation, SunPower Manager, SunPower Systems and Swingletree.
“Specified Contractual Credit Support Obligations” means the general contractual and guaranteed obligations of SunPower Systems and SunPower Corporation, as applicable, specified on Schedule 1.3(b).
“Specified Credit Support Instruments” means the letters of credit and cash reserve obligations specified on Schedule 1.3(a).
“Specified Credit Support Obligations” means the Specified Credit Support Instruments and the Specified Contractual Credit Support Obligations.
“Specified Lease Credit Support Instruments” means the letters of credit, guaranties and cash reserve obligations specified on Schedule 4.27.
“Specified SPWR Recourse Obligations” means (i) with respect to each Project, the obligations and liabilities of SunPower Corporation and/or its affiliates (excluding the Portfolio Entities), under the Lease Documents related to such Project, (ii) with respect to each Project, the obligations and liabilities, if any, of SunPower Corporation and/or its affiliates (excluding the Portfolio Entities) under the Material Contracts related to such Project, (iii) the Specified Credit Support Obligations and (iv) the Specified Lease Credit Support Instruments, provided, that, for the avoidance of doubt, Specified SPWR Recourse Obligations shall explicitly exclude any obligations under any Continuing SPWR Project Contract.
“Straddle Taxable Period” means a taxable period beginning on or before any Closing Date and ending after such Closing Date.
“Subsidiary” means, with respect to a specified Person, any other Person Controlled by the specified Person.
“Sulphur Springs Equity Interests” has the meaning given in the recitals.
“Sulphur Springs HoldCo” means has the meaning given in the recitals.
“Sulphur Springs Holdback Amount” means the amount required to be held back from the Sulphur Springs Purchase Price in accordance with Annex 2.
“Sulphur Springs Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the Sulphur Springs Holdback Amount to be released shall have been satisfied.
“Sulphur Springs Project” means Sulphur Springs HoldCo and the Sulphur Springs SPE.

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“Sulphur Springs Purchase Price” has the meaning given on Annex 3.
“Sulphur Springs SPE” means the entity listed as a “Project Company” under the “Sulphur Springs Project” as set forth on Schedule 4.5.
“SunPower Corporation” has the meaning given in the preamble.
“SunPower Manager” means SunPower Capital Services, LLC, a Delaware limited liability company.
“SunPower Systems” has the meaning given in the recitals.
“SunTrust Equity Interests” means the SunTrust Parent Equity Interests, the SunTrust ESA 1 Equity Interests and the SunTrust ESA 2 Equity Interests.
“SunTrust ESA Company 1” has the meaning given in the recitals.
“SunTrust ESA Company 2” has the meaning given in the recitals.
“SunTrust ESA 1 Equity Interests” has the meaning given in the recitals.
“SunTrust ESA 2 Equity Interests” has the meaning given in the recitals.
“SunTrust HoldCo” means a limited liability company to be established by Seller to which 100% of the limited liability company interests of SunTrust Parent, SunTrust ESA Company 1 and SunTrust ESA Company 2 shall have been transferred prior to the occurrence of the Closing on the Closing Date with respect to the SunTrust Project.
“SunTrust Holdback Amount” means the amount required to be held back from the SunTrust Purchase Price in accordance with Annex 2.
“SunTrust Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the SunTrust Holdback Amount to be released shall have been satisfied.
“SunTrust Parent” has the meaning given in the recitals.
“SunTrust Parent Equity Interests” has the meaning given in the recitals.
“SunTrust Project” means SunTrust HoldCo, SunTrust Parent, SunTrust ESA Company 1, SunTrust ESA Company 2 and the SunTrust SPEs.
“SunTrust Purchase Price” has the meaning given on Annex 3.
“SunTrust SPEs” means each of entities listed as a “Project Company” under the “SunTrust Project” as set forth on Schedule 4.5.
“Swingletree” means Swingletree Operations, LLC.

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“Target Date Working Capital Amount” has the meaning given on Annex 5.
“Tax” or “Taxes” means all taxes, including all charges, fees, duties, imposts, levies or other assessments in the nature of taxes, now or hereafter imposed by any Governmental Authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, inheritance, corporation, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp, goods and services, ad valorem, utility, utility users and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means the IRS and any other Governmental Authority responsible for administration of Taxes under the Laws of any jurisdiction.
“Threshold” has the meaning set forth in Section 7.2.5.
“TPI Assessment Liability” means the assessment of any Taxes with respect to any taxable possessory interest relating to any of the Projects other than the TPI Assessment Projects.
“TPI Assessment Projects” means any of the Projects leased by the Project SPEs identified in Part A of Schedule 4.17 as being subject to assessment of Taxes with respect to any taxable possessory interest.
“TPI Current Liability” means any Taxes with respect to any taxable possessory interest relating to any of the TPI Assessment Projects, which are each set forth on Part A of Schedule 4.17.
“Transfer Instrument” has the meaning set forth in Section 3.1.2.1.
“Transaction Documents” means this Agreement, each Transfer Instrument, each Assignment Agreement, the Side Letter and the Buyer Parent Guaranty.
“Transfer Taxes” has the meaning given in Section 6.4.
“Treasury Guidance” means the U.S. Treasury Department’s program guidance publication entitled “Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009”, dated July 2009 and as revised through April 2011, the Frequently Asked Questions and Answers and the Frequently Asked Questions and Answers – Begun Construction issued by the U.S. Treasury Department and any other guidance, instructions, regulations or terms and conditions published or issued by the U.S. Treasury Department on January 8, 2010 and June 25, 2010 in respect of the Cash Grant or any application thereof.
“Treasury Regulations” means the regulations promulgated under the Code.

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“True-Up Date” has the meaning given in Section 2.3.3.
“True-Up Date Balance Sheet” has the meaning given in Section 2.3.3.
“True-Up Date Working Capital Adjustment” means the positive difference, if any, as of any date of determination, of (a) the share of the Target Date Working Capital Amount allocated to the applicable Individual Portfolio, as set forth in Annex 5, minus (b) the True-Up Date Working Capital Amount for the applicable Individual Portfolio.
“True-Up Date Working Capital Amount” means the working capital amount determined with respect to the applicable Individual Portfolio as of February 28, 2019, based on the applicable True-Up Date Balance Sheet delivered under Section 2.3.3 and in accordance with the same accounting principles, policies and methods used to prepare Annex 4 to this Agreement.
“Wells Fargo Equity Interests” means the Wells Fargo Parent Equity Interests, the Wells Fargo ESA 1 Equity Interests and the Wells Fargo ESA 2 Equity Interests.
“Wells Fargo ESA Company 1” has the meaning given in the recitals.
“Wells Fargo ESA Company 2” has the meaning given in the recitals.
“Wells Fargo ESA 1 Equity Interests” has the meaning given in the recitals.
“Wells Fargo ESA 2 Equity Interests” has the meaning given in the recitals.
“Wells Fargo HoldCo” means a limited liability company to be established by Seller to which 100% of the limited liability company interests of Wells Fargo Parent, Wells Fargo ESA Company 1 and Wells Fargo ESA Company 2 shall have been transferred prior to the occurrence of the Closing on the Closing Date with respect to the Wells Fargo Project.
“Wells Fargo Parent” has the meaning given in the recitals.
“Wells Fargo Parent Equity Interests” has the meaning given in the recitals.
“Wells Fargo Holdback Amount” means the amount required to be held back from the Wells Fargo Purchase Price in accordance with Annex 2.
“Wells Fargo Holdback Amount Release Date” means the date on which each of the conditions precedent set forth on Annex 2 necessary for the Wells Fargo Holdback Amount to be released shall have been satisfied.
“Wells Fargo Project” means Wells Fargo HoldCo, Wells Fargo Parent, Wells Fargo ESA Company 1, Wells Fargo ESA Company 2 and the Wells Fargo SPEs.
“Wells Fargo Purchase Price” has the meaning given on Annex 3.

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“Wells Fargo SPEs” means each of entities listed as a “Project Company” under the “Wells Fargo Project” as set forth on Schedule 4.5.
1.2 Interpretation. Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement (including in the recitals hereto):
(a)    Reference to a given Article, Section, Subsection, clause, Exhibit, annex or Schedule is a reference to an Article, Section, Subsection, clause, Exhibit, annex or Schedule of this Agreement, unless otherwise specified.
(b)    The headings, subheadings and table of contents used in this Agreement are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect the meaning, construction or effect of any provision of this Agreement.
(c)    The terms “this Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and “herewith” refer to this Agreement as a whole.
(d)    Reference to a given agreement (including this Agreement), instrument, document or Law is a reference to that agreement, instrument, document or Law as modified, amended, supplemented, extended and restated (including by means of any change order, waiver or other modification) through the date as of which such reference is made, and, as to any Law, any successor Law.
(e)    Reference to a Person includes its predecessors, successors and permitted assigns; provided, however, that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.
(f)    The words “shall” and “will” have the same meaning.
(g)    References to “days” means calendar days unless the term “Business Days” is used. If the time for performing an obligation under this Agreement expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day. Unless the context otherwise requires, all references to a specific time shall refer to Eastern Standard Time. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(h)    Where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; “include,” “includes” or “including” and words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; any pronoun or pronoun used herein shall be deemed to include both the singular and the plural and to cover all genders; the use of the words “or,” “either” and “any” shall not be exclusive; all accounting terms not specifically defined herein shall be construed in accordance with GAAP; “made available to Buyer” and words of similar import shall mean that any such information or document was accessible by Buyer on the Data Room as of the close of business on the date that is two Business Days immediately preceding the applicable Closing Date.

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(i)    All references to “Dollars” and “$” refer to United States Dollars.
(j)    Disclosure of any item on any Schedule to this Agreement will constitute disclosure of such item on any other Schedule to this Agreement if its relevance to such other Schedule to this Agreement is reasonably apparent on its face.
ARTICLE 2
SALE AND PURCHASE OF EQUITY INTERESTS AND PAYMENT OF PURCHASE PRICE
2.1 Sale and Purchase of Equity Interests. Subject to the terms and conditions hereof, at the Closing with respect to any Individual Portfolio, (a) Seller agrees to sell, transfer and assign to Buyer all of the Equity Interests related to such Individual Portfolio, free and clear of all Liens, other than Permitted Encumbrances, and Buyer shall purchase and acquire all of such Equity Interests, and (b) the Parties shall take or cause to be taken the other actions described in Article 3 with respect to such Individual Portfolio.
2.2 Purchase Price and Payment. In consideration of the sale of the applicable Equity Interests to Buyer, Buyer shall pay to Seller (a) with respect to the MetLife Project, the MetLife Purchase Price less the MetLife Holdback Amount, (b) with respect to the PNC Project, the PNC Purchase Price less the PNC Holdback Amount, (c) with respect to the Regions Bank Project, the Regions Bank Purchase Price less the Regions Bank Holdback Amount, (d) with respect to the Sulphur Springs Project, the Sulphur Springs Purchase Price less the Sulphur Springs Holdback Amount, (e) with respect to the SunTrust Project, the SunTrust Purchase Price less the SunTrust Holdback Amount , and (f) with respect to the Wells Fargo Project, the Wells Fargo Purchase Price less the Wells Fargo Holdback Amount , which, in each case, shall be net of the applicable Holdback Amount, subject to adjustment as set forth in Section 2.3 and/or Section 3.1.3.12, if applicable, and shall be payable to, or to the order of, Seller by wire transfer of immediately available funds in the proportions and to the bank accounts designated by Seller prior to the applicable Closing.
2.3 Closing Date Purchase Price Adjustment; Post-Closing Purchase Price Adjustment.
2.3.1 Closing Date Purchase Price Adjustment. Each applicable Purchase Price shall be adjusted on the applicable Closing Date (and prior to the consummation of the applicable Closing) as follows: to the extent that the unaudited balance sheet(s) as of February 28, 2019 relating to the applicable Individual Portfolio (each, an “Estimated Deemed Closing Date Balance Sheet”) is/are available, not later than five (5) Business Days before the applicable Closing Date, Seller shall have delivered to Buyer such Estimated Deemed Closing Date Balance Sheet, together with a calculation, based on the applicable Estimated Deemed Closing Date Balance Sheet, of the amount of the Estimated Deemed Closing Date Working Capital Amount and the Estimated Closing Date Working Capital Adjustment. If, within three (3) Business Days following delivery of the applicable Estimated Deemed Closing Date Balance Sheet and the calculation of the amount of the applicable Estimated Deemed Closing Date Working Capital Amount and Estimated Closing Date Working Capital Adjustment, Buyer does not object in writing thereto

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to Seller, then the applicable Purchase Price shall be decreased by the amount of the applicable Estimated Closing Date Working Capital Adjustment if that amount is positive and, for the avoidance of doubt, no adjustment shall be made to the Purchase Price if the Estimated Closing Date Working Capital Adjustment is not positive. The applicable Closing shall not be contingent on, or delayed by, agreement over the applicable Estimated Deemed Closing Date Balance Sheet or calculations of the applicable Estimated Deemed Closing Date Working Capital Amount or Estimated Closing Date Working Capital Adjustment.
2.3.2    Post-Closing Purchase Price Adjustment. With respect of each Individual Portfolio for which Section 2.3.1 was not applicable because the Estimated Deemed Closing Date Balance Sheet relating to the applicable Individual Portfolio was not yet available, not later than thirty (30) days following the date on which the Estimated Deemed Closing Date Balance sheet relating to such applicable Individual Portfolio is available, Seller will prepare and deliver to Buyer the Estimated Deemed Closing Date Balance Sheet for such Individual Portfolio, together with a calculation, based on the applicable Estimated Deemed Closing Date Balance Sheet, of the amount of Seller’s calculation of the applicable Estimated Deemed Closing Date Working Capital Amount and Estimated Closing Date Working Capital Adjustment for such Individual Portfolio. If, within five (5) Business Days following delivery of the Estimated Deemed Closing Date Balance Sheet and Seller’s calculation of the amount of the applicable Estimated Deemed Closing Date Working Capital Amount and Estimated Closing Date Working Capital Adjustment, Buyer does not object in writing thereto to Seller, then if the applicable Estimated Closing Date Working Capital Adjustment amount is positive, Seller shall pay to Buyer, promptly, but in any event within five (5) Business Days after the date of such determination, to such account or accounts as may be specified in writing delivered to Seller by Buyer, the amount of such Estimated Closing Date Working Capital Adjustment, provided, that, for the avoidance of doubt, no payment shall be made by Seller or Buyer if the Estimated Closing Date Working Capital Adjustment is not positive.
2.3.3    Post-Closing True-Up. Not later than ninety (90) days after the Closing Date for the last Individual Portfolio with respect to which a Closing occurs prior to the Drop Dead Date (the “True-Up Date”), Buyer will prepare and deliver to Seller an unaudited balance sheet(s) as of February 28, 2019 relating to the each applicable Individual Portfolio with respect to which a Closing has already occurred (each, a “True-Up Date Balance Sheet”) together with a calculation, based on the applicable True-Up Date Balance Sheet, of the amount of Buyer’s calculation of the applicable True-Up Date Working Capital Amount and True-Up Date Working Capital Adjustment for each Individual Portfolio. Buyer shall also promptly furnish or cause to be furnished to Seller and its Representatives such access to the books, records and other information of the Portfolio Entities with respect to which a Closing has already occurred as Seller reasonably requests to verify any True-Up Balance Sheet and/or Buyer’s calculation of any True-Up Date Working Capital Amount or True-Up Date Working Capital Adjustment. If, within twenty (20) Business Days following delivery of the True-Up Date Balance Sheets and Buyer’s calculation of the amount of the each applicable Ture-Up Date Working Capital Amount and True-Up Date Working Capital Adjustment, Seller does not object in writing thereto to Buyer, then Buyer’s calculation of such Ture-Up Date Working Capital Amount and True-Up Date Working Capital Adjustment shall be final and binding on Buyer and Seller and shall be referred

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to as the “Final Working Capital Adjustment” for such Individual Portfolio (each, a “Final Working Capital Adjustment”)
2.3.4    Dispute Resolution. If, within the time specified in Section 2.3.3, Seller objects in writing to any True-Up Date Balance Sheet, and/or Buyer’s calculations of any True-Up Date Working Capital Amount or True-Up Date Working Capital Adjustment, as applicable (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items), then Buyer and Seller shall negotiate in good faith and attempt to resolve the particular items and values that are identified in the applicable written notice of objection over a fifteen (15) day period commencing on delivery of written notice of objection. Should such negotiations not result in an agreement within such fifteen (15) day period (or such longer period as Buyer and Seller may mutually agree), then either Party may submit such disputed items and values for dispute resolution by a firm of reputable and independent certified public accountants reasonably acceptable to Buyer and Seller, with the cost of such review and re-calculation to be shared one-half by Buyer and one-half by Seller. The result of such review and re-calculation shall be final and binding on Buyer and Seller and shall be reflected in a definitive final statement of the applicable True-Up Date Balance Sheet, True-Up Date Working Capital Amount and/or the applicable True-Up Date Working Capital Adjustment, which shall be deemed to be the applicable Final Working Capital Adjustment.
2.3.5    Working Capital Adjustment Payments. Upon determination of any Final Working Capital Adjustment, whether pursuant to Section 2.3.3 or Section 2.3.4, Buyer shall pay to Seller or Seller shall pay to Buyer, as applicable, promptly, but in any event within five (5) Business Days after the date of such determination, to such account or accounts as may be specified in writing delivered to Buyer by Seller or to Seller by Buyer, as applicable, the amount due to Seller or Buyer, as applicable, equal to the difference between the applicable Estimated Closing Date Working Capital Adjustment and the applicable Final Working Capital Adjustment.
2.4 Purchase Price Allocation. Following each Closing Date, Buyer shall prepare an allocation (the “Draft Allocation”) of the applicable Purchase Price and any other items constituting consideration for U.S. federal income tax purposes among the applicable Project Holding Company’s assets in accordance with Section 1060 of the Code. Seller shall provide Buyer with any information reasonably requested to prepare each Draft Allocation, and Buyer shall furnish Seller with a copy of each Draft Allocation. Seller shall provide any objections to any Draft Allocation to Buyer within fifteen (15) days after the receipt thereof, and the Parties will negotiate in good faith to resolve such objection(s). If Seller and Buyer reach an agreement with respect to any Draft Allocation (each such agreed allocation, a “Purchase Price Allocation”), (i) Seller and Buyer shall report consistently with such Purchase Price Allocation in all Tax returns, including IRS Form 8594, which Buyer, Seller, or any Affiliate shall timely file with the IRS, and none of Seller, Buyer, or any Affiliate shall take any position in any Tax Return that is inconsistent with such Purchase Price Allocation, as adjusted, in each case, unless required to do so by a Final Determination and (ii) each of Seller and Buyer agree to promptly advise each other regarding the existence of any Tax audit, controversy or litigation related to such Purchase Price Allocation.

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2.5 Holdback Amounts. No later than ten (10) Business Days following any applicable Holdback Amount Release Date for an applicable Individual Portfolio, Buyer shall pay to Seller the positive amount (if any) equal to the sum of (i) the applicable Holdback Amount minus (ii) the aggregate amount of claims for indemnification satisfied from the aggregate Holdback Amounts pursuant to Section 7.3.
2.5.1    Regions Bank UCSF PTO Holdback Amount. If Regions Bank UCSF PTO Holdback Amount Release Date has not occurred on or before April 1, 2020, Buyer shall cause the Dental Clinics Project SPE (a) to exercise an early buy-out option for the Dental Clinics Project (as provided in the waiver to be delivered under Section 3.1.3.9(e)) and (b) to use the amount of Regions Bank UCSF PTO Holdback Amount—SLV Portion to pay the Regions Bank Project Lessor the early buy-out option purchase price for the Dental Clinics Project. Upon the exercise of such purchase option, Buyer shall cause the Dental Clinics Project SPE to transfer its title to the Dental Clinics Project to an Affiliate of Seller, identified by Seller in writing, without any representations or warranties of the Dental Clinics Project SPE or Buyer of any kind, and otherwise pursuant to documentation satisfactory to Buyer and Seller. Notwithstanding anything to the contrary provided in this Section 2.5.1, following April 1, 2020, Buyer shall retain the then-applicable Regions Bank UCSF PTO Holdback Amount—PV Portion for its account.
ARTICLE 3
CLOSINGS; CONDITIONS PRECEDENT
3.1 Closings.
3.1.1    Time and Place of each Closing. Subject to the terms and conditions hereof, including Article 8, the closing of the transactions contemplated by Article 2 with respect to any Individual Portfolio (each, a “Closing”) shall take place at such location as the Parties may agree (and otherwise, at the offices of Seller’s counsel), two Business Days after the satisfaction or waiver of the closing conditions set forth in this Section 3.1 (other than conditions that can only be satisfied at the applicable Closing, but subject to the satisfaction of such conditions) with respect to such Individual Portfolio, or on such other date as the Parties mutually agree (the actual date of any Closing is referred to herein as a “Closing Date”), provided, that, from and following the first Closing Date, each Closing Date thereafter shall only be permitted to occur on the last Business Day of a calendar month.
3.1.2    Actions at each Closing. At the Closing with respect to each Individual Portfolio, the applicable Party agrees, severally and not jointly, to take or cause to be taken the following actions (the “Closing Actions”):
3.1.2.1    Transfer of Equity Interests. Against receipt of the Purchase Price applicable to such Individual Portfolio, as adjusted pursuant to Section 2.3 and/or Section 3.1.3.12, if applicable, (i) for each individual Portfolio set forth on Part A of Schedule 3.1.2.1, Seller shall execute and deliver to Buyer a transfer instrument substantially in the form of the attached Exhibit A-1 (or such documents of transfer and assignment as are necessary to sell, transfer and assign the applicable Equity Interests to Buyer and acceptable to Buyer) (each, a “Transfer

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Instrument”) or (ii) for each individual Portfolio set forth on Part B of Schedule 3.1.2.1, Seller shall execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, an assignment and assumption agreement substantially in the form of the attached Exhibit A-2 (or such documents of transfer and assignment as are necessary to sell, transfer and assign the applicable Equity Interests to Buyer) (each, an “Assignment Agreement”).
3.1.2.2    Payment and Allocation of Purchase Price. Buyer shall pay to Seller, by wire transfer in immediately available funds to the accounts designated by Seller prior to such Closing, the Purchase Price applicable to such Individual Portfolio, as adjusted as set forth in Section 2.3 and/or Section 3.1.3.12, if applicable.
3.1.2.3    Non-foreign Certificate. Seller shall furnish Buyer with a certificate, substantially in the form of Exhibit B hereto, that satisfies the requirements of Section 1445(b)(3) of the Code.
3.1.2.4    Resignations. Seller shall deliver to Buyer resignations of all of the managers and officers of the Portfolio Entities that are part of such Individual Portfolio.
3.1.2.5    Additional Actions. The Parties shall execute and deliver, or cause to be executed and delivered, all other documents, and take such other actions, in each case as shall be reasonably requested by either Party as necessary or appropriate to consummate the transactions contemplated hereby with respect to such Individual Portfolio, all in accordance with the provisions of this Agreement.
3.1.3    Conditions Precedent to Obligations of Buyer at each Closing. The obligation of Buyer to consummate the transactions contemplated hereby with respect to each Individual Portfolio shall be subject to the satisfaction, at or prior to the applicable Closing, of the following conditions precedent, any of which may be waived by Buyer in its sole discretion:
3.1.3.1    Performance of Closing Actions. Seller shall have tendered performance of its respective Closing Actions with respect to such Individual Portfolio.
3.1.3.2    Representations and Warranties. The representations and warranties with respect to such Individual Portfolio set forth in Article 4 shall be true and correct (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) in all material respects as of the Agreement Date and the applicable Closing Date (except for such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall have been so true and correct in all material respects as of such earlier date).
3.1.3.3    Covenants. Seller shall have performed and complied in all material respects with all covenants and other obligations required to be complied with or performed by it under this Agreement with respect to such Individual Portfolio at or prior to such Closing Date.

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3.1.3.4    Governmental Approvals. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.
3.1.3.5    Seller Approvals. All Seller Approvals with respect to such Individual Portfolio, each in form and substance reasonably satisfactory to Buyer, shall have been obtained and be in full force and effect.
3.1.3.6    No Adverse Law, Proceeding or Litigation. There shall not be in effect any Order issued by a Governmental Authority of competent jurisdiction prohibiting the consummation of the transactions contemplated by this Agreement, nor shall any Law have been enacted which would prohibit the consummation of any of the transactions contemplated by this Agreement (each, a “Prohibitive Order”).
3.1.3.7    Release of Claims Arising Prior to Closing. Each of SunPower Corporation and Seller shall have delivered to Buyer a duly executed release, in substantially the form of Exhibit E-1 or otherwise in form and substance satisfactory to Buyer, by SunPower Corporation and Seller of all claims, whether known or unknown, that SunPower Corporation, Seller or its respective Affiliates (other than any Portfolio Entity that is part of the Individual Portfolio to which such Closing relates) have or may have against any Portfolio Entity that is part of the Individual Portfolio to which such Closing relates, arising on or prior to such Closing or in respect of acts, omissions or matters related to periods on or prior to such Closing (but not including (i) the obligations of any Party under this Agreement, or (ii) the obligations under the Continuing SPWR Project Contracts).
3.1.3.8    Officer’s Certificates / Closing Certificate.
(a)    Buyer shall have received (i) a certificate or certificates from Seller, dated the applicable Closing Date and signed by a duly authorized representative of Seller in the form of Exhibit C-1, certifying on behalf of Seller, as applicable, as to the matters contained therein, including the matters set forth in Sections 3.1.3.2 and 3.1.3.3 and (ii) solely with respect to the first Closing, an incumbency certificate from SunPower Corporation in the form of Exhibit C-2.
(b)    For each Closing following the first Closing, Buyer shall have received from Seller a Closing Notice not later than 20 Business Days prior to the date on which the Seller anticipates that such Closing will occur.
3.1.3.9    Projects.
(a)    Buyer has received appraisals and cost segregation reports in respect of each applicable Project for which Seller possesses appraisals and cost segregation reports.
(b)    (i) With respect to each applicable Project, Buyer has received a detailed breakdown of the costs and expenses incurred by Seller or its Affiliates with respect to each such Project (the “Project Costs”), (ii) the fair market value as of each such Project’s lease

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commencement date under the applicable Lease Documents, (iii) the commercial operation date under the applicable PPA for such Project and (iv) if applicable, the delivery commencement date under the applicable ESA for such Project.
(c)    With respect to each applicable Project subject to a “Section 467 rental agreement” (within the meaning of Section 467 of the Code) Buyer has received a detailed breakdown of the rent and loan schedule for purposes of Section 467 of the Code (the “Section 467 Schedule”).
(d)    With respect to each applicable Project set forth on Schedule 3.1.3.9(d), Seller shall have (i) caused the applicable Portfolio Entity to make the regulatory filings that relate to such Project as set forth on Schedule 3.1.3.9(d), in each case, in form and substance satisfactory to Buyer or (ii) provided an explanation satisfactory to Buyer as to the reasons for which the regulatory filings that relate to such Project as set forth on Schedule 3.1.3.9(d) are not required to be made.
(e)    With respect to the Regions Bank Project, Buyer shall have received a waiver from the applicable Lessor, in form and substance satisfactory to Buyer, for any default under any applicable Lease Documents arising from or relating to the revocation by Pacific Gas & Electric Company of the permission to operate for the Dental Clinics Project SPE with respect to its Dental Clinics Project for a period ending on April 1, 2020 (such waiver shall also provide for an early buy-out mechanism with respect to the Dental Clinics Project, in the event that such permission to operate is not obtained by the expiration of such waiver period).
3.1.3.10    Other Closing Deliverables. Seller shall have delivered, or caused to be delivered, to Buyer all of the following documents, and shall have taken, or caused to be taken, all of the following actions with respect to each Portfolio Entity that is part of an Individual Portfolio to which the applicable Closing relates (and each applicable Project, as applicable):
(a)    a comprehensive listing of all FERC dockets (if any) in which each Portfolio Entity has made any application, certification or petition filing (or any other FERC dockets otherwise related to such Portfolio Entity);
(b)    tax, lien and judgment searches in respect of each applicable (i) Project Holding Company, (ii) Project Parent Company, (iii) Project ESA Company, (iv) Additional Portfolio Entity, and (v) Project SPE, which, in the case of any Project SPE, itself leases Projects under the applicable Leases, with an aggregate capacity of more than one MW, in each case, demonstrating that such Portfolio Entity and the Ownership Interests in such Portfolio Entity are free and clear of all Liens except for Permitted Liens;
(c)    a true, correct, complete and executed copy of (and all schedules, exhibits, appendices, annexes and deliverables with respect to) each Material Contract (and any amendments or modifications thereto), as in effect on the Closing Date;
(d)    copies of the Charter Documents of each Portfolio Entity, including, in respect of the MetLife Project, fully executed amended and restated copies of the

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operating agreements for each of Solar Star California XV Parent, LLC and Solar Star California XV, LLC, which shall each be in form and substance satisfactory to the Buyer and expressly permitted by the Seller Approval relating to the MetLife Project Lease Documents;
(e)    for each Portfolio Entity that has a real property interest in the Real Property on which such Project is located, copies of all current title insurance policies and surveys in relation to such Real Property;
(f)    a complete and accurate Asset Register with all “Seller Required Fields” (as defined in the Asset Register) completed;
(g)    with respect to each Project, all necessary Governmental Approvals required for operation of such Project, including its intended use of generating and selling electricity;
(h)    as-built engineering packages with respect to each Project, including electrical, structural and civil packages; and
(i)    a completed property Tax matrix summarizing taxable amount, the applicable taxing Governmental Authority and a payment schedule for each Project subject to property Tax.
3.1.3.11    Financial Models. Buyer shall have received:
(a)     Seller’s Financial Model; and
(b)    a pro forma financial model with respect to each applicable Project.
3.1.3.12    Sales Tax Obligations. Buyer shall have received satisfactory evidence that each Portfolio Entity constituting the applicable Individual Portfolio has paid or has caused to be paid by the applicable Closing Date any and all sales Taxes due to the applicable Governmental Authorities, including all known or estimated sales Tax liabilities set forth in the “Voluntary Disclosure Agreements” between Portfolio Entities and the applicable Governmental Authorities, except for any Sales Tax Disclosed Obligations that have not yet been paid to the applicable Governmental Authorities by the applicable Closing Date, solely to the extent that the Purchase Price for the applicable Individual Portfolio has been reduced by the amount of such applicable Sales Tax Disclosed Obligations; provided, that, solely with respect to (i) Solar Star Plano I, LLC, and only to the extent the “Voluntary Disclosure Agreement” with the State of Texas has not been finalized as of the Closing for the Regions Bank Project, an amount equal to 200% of Buyer’s estimate of the liability thereunder has been included in the Regions Bank Holdback Amount, it being agreed that if the amount of such liability has been finalized as of the Closing for the Regions Bank Project, the Purchase Price for the Regions Bank Project will be reduced by such amount (and there will be no amount relating thereto included in the Regions Bank Holdback Amount) and (ii) Solar Star HI Air, LLC, and only to the extent the “Voluntary Disclosure Agreement” with the State of Hawaii

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has not been finalized as of the Closing for the PNC Project, an amount equal to 200% of Buyer’s estimate of the liability thereunder has been included in the PNC Holdback Amount, it being agreed that if the amount of such liability has been finalized as of the Closing for the PNC Project, the Purchase Price for the PNC Project will be reduced by such amount (and there will be no amount relating thereto included in the PNC Holdback Amount).
3.1.3.13    Existing Litigation. A filing shall have been made with the court adjudicating the Existing Litigation seeking assignment of the Existing Litigation, which, if approved by such court, would result in no Portfolio Entities being a party to the Existing Litigation.
3.1.4    Conditions Precedent to Obligations of Seller at the Closing. The obligation of Seller to consummate the transactions contemplated hereby with respect to each Individual Portfolio shall be subject to the satisfaction, on or prior to the applicable Closing, of the following conditions precedent, any of which may be waived by Seller in its sole discretion:
3.1.4.1    Performance of Closing Actions. Buyer shall have tendered performance of its respective Closing Actions with respect to such Individual Portfolio.
3.1.4.2    Representations and Warranties. The representations and warranties set forth in Article 5 (without giving effect to any materiality qualifiers contained therein) shall be true and correct in all material respects as of the Agreement Date and the applicable Closing Date (except for such representations and warranties that expressly speak as of an earlier date, in which case such representations and warranties shall have been so true and correct in all material respects as of such earlier date).
3.1.4.3    Covenants. Buyer shall have performed and complied in all material respects with all covenants and other obligations required to be complied with or performed by it under this Agreement with respect to such Individual Portfolio at or prior to the applicable Closing Date.
3.1.4.4    Governmental Approvals. The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been earlier terminated.
3.1.4.5    Seller Approvals. All Seller Approvals with respect to such Individual Portfolio shall have been obtained and be in full force and effect, and any conditions to the effectiveness thereof shall have been satisfied.
3.1.4.6    No Adverse Law, Proceeding or Litigation. There shall not be in effect any Prohibitive Order.
3.1.4.7    Officer’s Certificates. Seller shall have received a certificate or certificates from Buyer, dated the applicable Closing Date and signed by a duly authorized representative of Buyer, certifying as to the matters set forth in Sections 3.1.4.2 and 3.1.4.3.

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3.1.4.8    Replacement of Credit Support. Buyer shall have delivered or caused to be delivered (or shall concurrently with such Closing deliver or cause to be delivered) to the applicable beneficiaries set forth on Schedule 1.3(a) replacement credit support instruments in order to replace the Specified Credit Support Instruments.
3.1.4.9    Release of Claims Arising Prior to Closing. Seller shall have received from the Portfolio Entities that are part of the Individual Portfolio to which such Closing relates a duly executed release by such Portfolio Entities, in each case, in substantially the form of Exhibit E-2 or otherwise in form and substance satisfactory to Buyer and Seller, of all claims, whether known or unknown, that any such Portfolio Entity has or may have against Seller or its Affiliates (other than any such Portfolio Entity) arising on or prior to such Closing or in respect of acts, omissions or matters related to periods on or prior to such Closing (but not including (i) the obligations of any Party under this Agreement, (ii) the obligations under the Continuing SPWR Project Contracts or (iii) any claims or obligations in respect of the gross negligence, bad faith, fraud or willful misconduct of Seller or any of its Affiliates).
3.2 Release and Assumption of Seller Obligations. Without limiting Section 3.1.4:
3.2.1    Release of SunPower Corporation and Affiliates. It shall be a condition to Seller’s obligation to consummate the transactions contemplated hereby with respect to each Individual Portfolio that Seller shall have obtained valid and binding written releases of SunPower Corporation and/or its Affiliates (excluding the Portfolio Entities part of the Individual Portfolio to which such Closing relates), as applicable, from the respective beneficiary or beneficiaries and in form and substance reasonably satisfactory to Seller, from any liability or obligation under or in respect of the Specified Credit Support Instruments related to the Individual Portfolio to which such Closing relates.
3.2.2    Indemnification and Reimbursement.
3.2.2.1    If, notwithstanding Section 3.2.1, any Specified Credit Support Instruments with respect to any Individual Portfolio remain in effect as of the Closing Date with respect to such Individual Portfolio, and Seller nevertheless wishes to proceed with the applicable Closing, then:
(a)    Buyer will diligently seek to replace each applicable Specified Credit Support Instrument and, in connection therewith, with respect to any Specified Credit Support Instrument represented by a letter of credit or guarantee, Buyer shall (or shall cause the applicable beneficiary thereof to) use commercially reasonable efforts to return such Specified Credit Support Instrument to SunPower Corporation or the applicable issuer of such Specified Credit Support Instrument, as applicable, together with a cancellation request executed by the applicable beneficiary thereof.
(b)    (i) If a beneficiary of any Specified Credit Support Instrument with respect to which SunPower Corporation or its Affiliates (excluding the Acquired Project Entities) has not been released as of the applicable Closing Date draws or collects on any such Specified Credit Support Instrument or SunPower Corporation and/or its Affiliates (excluding the

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Acquired Portfolio Entities), as applicable, incur a cost or expense on account of any such Specified Credit Support Instrument and (ii) the event or condition giving rise to such drawing or demand under any such Specified Credit Support Instrument has occurred after the Closing Date with respect to the applicable Individual Portfolio, Buyer shall, within 30 calendar days after Seller notifies Buyer in writing of such drawing or payment, reimburse SunPower Corporation and/or such Affiliate thereof, as applicable, for the amount of a drawing or payment under such Specified Credit Support Instrument paid or incurred by SunPower Corporation and/or such Affiliates, as applicable, in connection with such Specified Credit Support Instrument. Notwithstanding anything to the contrary provided herein, if the event or condition giving rise to such drawing or demand under any such Specified Credit Support Instrument has occurred before the Closing Date for the applicable Individual Portfolio, Buyer shall not be responsible for any such cost, expense or loss arising under such Specified Credit Support Instrument and all such costs, expenses or losses shall be borne solely by Seller, SunPower Corporation and/or its applicable Affiliates. To the extent that any such payment or reimbursement is not made as provided above within 30 calendar days after Seller notifies Buyer in writing of such drawing or payment recoverable pursuant to the first sentence of this Section 3.2.2.1(b), such drawing or payment shall bear interest (y) in respect of any Specified Credit Support Instrument that accrues interest, at the rate per annum at which such Specified Credit Support Instrument accrues interest or (z) in respect of any Specified Credit Support Instrument that does not accrue interest, at a rate of 3.5% per annum, in either case, from the date that Buyer shall have been obligated to reimburse SunPower Corporation and/or its Affiliates under this Section 3.2.2.1(b) through the date of payment. Buyer shall indemnify SunPower Corporation and/or its applicable Affiliates for any reasonable and documented expenses incurred by SunPower Corporation and/or its Affiliates solely in connection with enforcing Buyer’s obligation to make any reimbursement that is required but not timely made pursuant to this Section 3.2.2.1(b).
3.2.2.2    If any Specified Contractual Credit Support Obligations with respect to any Individual Portfolio remain in effect as of the Closing Date with respect to such Individual Portfolio, and Seller and Buyer proceed with the applicable Closing, then, solely to the extent permitted by the applicable Lease Documents in respect of the Individual Portfolio to which such Specified Contractual Support Obligations relate:
(a)    If SunPower Systems or SunPower Corporation, as applicable, is obligated to perform any obligations under such Specified Contractual Credit Support Obligation, incurs a cost or expense on account of such Specified Contractual Credit Support Obligation or the counterparty to any Contract evidencing such Specified Contractual Credit Support Obligation collects a payment under such Specified Contractual Credit Support Obligation directly from SunPower Systems or SunPower Corporation, as applicable (excluding any applicable Acquired Portfolio Entity), in each case with respect to any event or condition giving rise to such obligation of SunPower Systems or SunPower Corporation, as applicable arising after the applicable Closing Date and as a result of a default by the applicable Project SPE, which has not been cured within in the applicable cure period under the applicable Material Contract, then SunPower Systems or SunPower Corporation, as applicable, shall be entitled to seek (i) subject to the immediately following sentence, compensation for such performance (on a time and materials basis in accordance with the then-prevailing rates of SunPower Systems or SunPower Corporation, as applicable) or (ii) reimbursement for such payment solely against the Acquired Portfolio Entity that is SunPower

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Systems’ or SunPower Corporation’s co-obligor under the Contract evidencing such Specified Contractual Credit Support Obligation, as applicable. In the case of the performance of any obligations by SunPower Systems or SunPower Corporation (other than any payment obligation and any obligation to perform any actions that are reasonably required to prevent, mitigate or respond to an emergency or to a condition that implicates the safety or security of the applicable Project) (x) SunPower Systems or SunPower Corporation, as applicable, shall first provide to the Acquired Portfolio Entity that is SunPower Systems’ or SunPower Corporation’s co-obligor under the Contract evidencing such Specified Contractual Credit Support Obligation a written proposal (1) describing in reasonable detail the obligations that SunPower Systems or SunPower Corporation, as applicable, intends to perform and (2) including a proposed budget for such performance, (y) if such Acquired Project Entity accepts such proposal or does not respond to such proposal within ten (10) days after such Acquired Project Entity has received such proposal, SunPower Systems or SunPower Corporation, as applicable, shall be entitled to perform the applicable obligations and to be compensated for such performance in accordance with the budget included in such proposal, and (z) if such Acquired Project Entity rejects such proposal (1) neither SunPower Systems nor SunPower Corporation shall be entitled to perform the applicable obligations and (2) such Acquired Project Entity shall defend, indemnify and hold harmless SunPower Systems and SunPower Corporation from and against all Damages incurred by SunPower Systems or SunPower Corporation and asserted by the applicable Power Purchaser directly resulting from the failure to perform such obligations under the applicable PPA. Notwithstanding anything to the contrary provided herein, if the event or condition giving rise to a demand for payment against SunPower Systems or SunPower Corporation, as applicable, under any such Specified Contractual Credit Support Obligation has occurred before the Closing Date for the applicable Individual Portfolio, then SunPower Systems’ or SunPower Corporation’s co-obligor under the Contract evidencing such Specified Contractual Credit Support Obligation shall not be responsible for such payment, cost or expense under such Specified Contractual Credit Support Obligation and all such costs, expenses or losses shall be borne solely by SunPower Systems or SunPower Corporation, as applicable, and/or its applicable Affiliates. To the extent that any such payment or reimbursement is not made as provided above within 30 calendar days after SunPower Systems or SunPower Corporation, as applicable, notifies the applicable Acquired Portfolio Entity in writing of such payment or reimbursement recoverable pursuant to the first sentence of this Section 3.2.2.2(a), such payment or reimbursement shall bear interest at a rate of 3.5% per annum from the end of such 30 calendar day period through the date of payment. Solely to the extent permitted by the applicable Lease Documents, the Acquired Portfolio Entity that is SunPower Systems’ or SunPower Corporation’s co-obligor under the Contract evidencing the applicable Specified Contractual Credit Support Obligation shall indemnify SunPower Systems or SunPower Corporation, as applicable, for any reasonable and documented expenses incurred by SunPower Systems or SunPower Corporation, as applicable solely in connection with enforcing such Acquired Portfolio Entity’s obligation to make any payment or reimbursement that is required but not timely made pursuant to this Section 3.2.2.2(a).
(b)    With respect to the MetLife Project and the Regions Bank Project, following the Closing Date for such Individual Portfolio, not later than the date on which a Replacement Service Provider (as defined in the Side Letter) enters into replacement agreements in respect of the O&M Agreements relating to such Individual Portfolio, Buyer shall cause MetLife Holdco and Regions Bank Holdco to provide a guarantee, on a joint and several basis, in the form

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of the Buyer Parent Guaranty (with the necessary changes, including with respect to the nature of obligations, guarantor, beneficiary and limitations of liability), to SunPower Systems and/or SunPower Corporation, as applicable, backstopping the obligations of the applicable Portfolio Entities under Section 3.2.2.2(a). The aggregate limitation of liability under all guarantees that are provided in connection with this Section 3.2.2.2(b) shall be $20,000,000.
3.2.2.3    Solar Star California XLIV, LLC (i) has fully funded the Pearblossom CfD Reserve for the benefit of the applicable Lessor and (ii) is currently negotiating (A) with the applicable Power Purchaser, an amendment to the PPA to which Solar Star California XLIV, LLC is a party, as described in more detail on Part B of Schedule 4.6 and (B) with the applicable Lessor, to the extent such PPA amendment is executed, an amendment to eliminate the requirement of Solar Star California XLIV, LLC to maintain the Pearblossom CfD Reserve. To the extent such proposed amendments have not been executed prior to the Closing Date with respect to the Wells Fargo project, then:
(a)    Buyer shall (and shall cause any applicable Acquired Portfolio Entity to) use commercially reasonable efforts to, at the sole cost and expense of Seller, take such action as Seller shall reasonably request from time to time to implement the proposed amendments described in this Section 3.2.2.3. For the avoidance of doubt, no such amendment shall be executed without Buyer’s prior written consent.
(b)    Not later than 60 calendar days after the execution of the proposed amendments and elimination of the requirement to maintain the Pearblossom CfD Reserve, Buyer shall pay to SunPower Corporation an amount equal to the amount on deposit in the Pearblossom CfD Reserve account as of the date when Solar Star California XLIV, LLC obtains the unrestricted right to release and distribute funds therefrom to its Affiliates under the terms of the applicable Lease Documents. To the extent that such payment is not made as provided above within 60 calendar days after the execution of the proposed amendments and elimination of the requirement to maintain the Pearblossom CfD Reserve, such payment shall bear interest at a rate of 3.5% per annum from the date that Buyer shall have been obligated to make such payment to SunPower Corporation through the date of payment. Buyer shall indemnify SunPower Corporation and/or its applicable Affiliates for any reasonable and documented expenses incurred by SunPower Corporation and/or its Affiliates solely in connection with enforcing Buyer’s obligation to make any payment that is required but not timely made pursuant to this Section 3.2.2.3(b).
3.2.3    Acknowledgment and Agreement. Buyer hereby agrees that the obligations of Buyer to indemnify and reimburse SunPower Corporation and its Affiliates set forth in Section 3.2.2.1(b) and Section 3.2.2.3(b) and, solely to the extent permitted by the applicable Lease Documents, the obligations of any Acquired Portfolio Entity to indemnify and reimburse SunPower Systems set forth in Section 3.2.2.2(a) are absolute and unconditional, and are not subject to any defenses, set-offs, deductions, claims or counterclaims (including without limitation under Article 7 hereof). Buyer specifically acknowledges and agrees that SunPower Corporation and its Affiliates are and may be acting in various roles and capacities in relation to the Project, including as seller of the Equity Interests, photovoltaic panel supplier, engineering, procurement and construction contractor, operations and maintenance contractor or asset

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manager, and therefore Buyer’s or any of its affiliates’ recourse for any asserted claims for breach or default by SunPower Corporation or any of its Affiliates in connection with any such role or capacity shall be under the specific agreement or agreements that gave rise to the applicable duty, role or capacity, and shall not be a defense or permit a setoff or deduction from the obligations or liabilities of Buyer under this Agreement, including under this Section 3.2, or solely to the extent permitted by the applicable Lease Documents, the obligations or liabilities of any Acquired Portfolio Entity under Section 3.2.2.2(a), provided, that, both SunPower Corporation and Seller acknowledge and agree that this acknowledgement of Buyer shall in no way limit Buyer’s rights or Seller or SunPower Corporation’s obligations or liability under this Agreement, including in respect of any breach or default by SunPower Corporation or any of its Affiliates in any capacity, which also constitutes a breach or default by Seller or SunPower Corporation of a representation and warranty, covenant or any other term of this Agreement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller and SunPower Corporation (solely in the case of Sections 4.1.3, 4.2.3, 4.2.4, 4.3 and 4.4.6 to the extent such sections relate to SunPower Corporation) each hereby represent and warrant to Buyer as follows (except as set forth in the Seller Disclosure Schedules) as of the Agreement Date and each Closing Date; provided that as of each Closing Date, to the extent that the applicable Closing relates only to one or more Individual Portfolios and any of the following representations and warranties relate to one or more Individual Portfolios (including any Project, Portfolio Entity, Governmental Approval or Material Contract part of such Individual Portfolio(s)), such representation and warranty is being made only as of the Closing Date with respect to such Individual Portfolio(s) and only with respect to such Individual Portfolio(s) (including any Project, Portfolio Entity, Governmental Approval or Material Contract, as applicable, part of such Individual Portfolio(s)):
4.1 Organization and Good Standing; Organizational Documents.
4.1.1    Seller is a limited liability company, duly organized, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of Delaware. Seller is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which its ownership of property or the character of its business requires such qualification, license or standing.
4.1.2    Each Portfolio Entity is duly organized, validly existing and in good standing under the Laws of Delaware and is qualified to do business in the jurisdictions in which the nature of the business conducted by it makes such qualification necessary and has all requisite entity power and authority to carry on its business as it is currently conducted and to own, lease and operate its assets, where such assets are now owned, leased or operated. Each Portfolio Entity is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the assets owned, leased or operated by it or the nature of the business conducted by it requires such qualification, license or standing.

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4.1.3    SunPower Corporation is a corporation, duly organized, validly existing and in good standing (to the extent such concept exists under applicable Law) under the Laws of Delaware, and is duly qualified and in good standing in each jurisdiction where the failure to so qualify and be in good standing would materially and adversely affect its ability to perform its obligations under this Agreement.
4.2 Authorization, Execution and Enforceability.
4.2.1    Seller has the requisite limited liability company power and authority to enter into this Agreement and each other Transaction Document to which it is party, consummate each of the transactions contemplated hereby and thereby, and perform all of the terms and conditions hereof to be performed by Seller. The execution, delivery and performance by Seller of this Agreement, each other Transaction Document to which it is party, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller under its Charter Documents.
4.2.2    This Agreement has been duly and validly executed and delivered by Seller, and is enforceable against Seller in accordance with the terms hereof, except as such enforceability may be limited or denied by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable Laws affecting creditors’ rights and the enforcement of debtors’ obligations generally, and (b) general principles of equity, regardless of whether enforcement is pursuant to a proceeding in equity or at law (the “Enforceability Exceptions”). Upon execution and delivery of the Transaction Documents to which Seller is a party, each of the Transaction Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited or denied by Enforceability Exceptions.
4.2.3    SunPower Corporation has the requisite corporate power and authority to enter into this Agreement, consummate each of the transactions contemplated hereby, and perform all of the terms and conditions hereof to be performed by SunPower Corporation. The execution, delivery and performance by SunPower Corporation of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of SunPower Corporation under its Charter Documents.
4.2.4    This Agreement has been duly and validly executed and delivered by SunPower Corporation, and is enforceable against SunPower Corporation in accordance with the terms hereof, except as such enforceability may be limited or denied by Enforceability Exceptions.
4.3 No Violation. None of the execution and delivery by Seller or SunPower Corporation of this Agreement or, in the case of Seller, any other Transaction Document to which it is a party, the performance of the obligations of Seller or SunPower Corporation hereunder or thereunder, as applicable, nor the consummation of the transactions contemplated hereby and thereby by Seller or SunPower Corporation, as applicable, will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or

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acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of the Charter Documents of Seller, SunPower Corporation or any Portfolio Entity, (ii) as of the Agreement Date (subject to obtaining the Seller Approvals), and as of the applicable Closing Date, result in any material violation or material breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any Contract or Governmental Approval (including any Material Contract) to which Seller, SunPower Corporation or any Portfolio Entity is a party or by which any of their respective assets (including any Project) are bound, (iii) result in the imposition or creation of any material Lien upon or with respect to the Equity Interests or the Ownership Interests of any Portfolio Entity or any assets of any Portfolio Entity, other than Permitted Liens, or (iv) as of the Agreement Date (subject to the satisfaction of the condition set forth in Section 3.1.4.4), and as of the applicable Closing Date, conflict with or result in the violation of any applicable Law, in any material respect, to which Seller, SunPower Corporation, any Portfolio Entity or any of their respective assets (including any Project) are subject.
4.4 Equity Interests; Subsidiaries.
4.4.1    Ownership of Equity Interests.
4.4.1.1    As of the Agreement Date:
(a)    Seller owns beneficially and of record 100% of the limited liability company interests of each of (i) Regions Bank HoldCo, which itself owns beneficially and of record 100% of the limited liability company interests of Regions Bank Pledgor, which itself owns beneficially and of record 100% of the limited liability company interests of (A) each Regions Bank SPE, (B) Regions Bank ESA Company and (C) Regions Bank Toyota PPA Provider; (ii) Sulphur Springs HoldCo, which itself owns beneficially and of record 100% of the limited liability company interests of Sulphur Springs SPE; (iii) SunTrust Parent, which itself owns beneficially and of record 100% of the limited liability company interests of each SunTrust SPE; (iv) SunTrust ESA Company 1; (v) SunTrust ESA Company 2; (vi) Wells Fargo ESA Company 1 and (vii) Wells Fargo ESA Company 2, in each case free and clear of all Liens, other than Permitted Encumbrances;
(b)    SunPower Systems owns beneficially and of record 100% of the limited liability company interests of (i) MetLife HoldCo, which itself owns beneficially and of record 100% of the limited liability company interests of MetLife SPE; and (ii) each PNC SPE, in each case free and clear of all Liens, other than Permitted Encumbrances; and
(c)    SunPower Corporation owns beneficially and of record 100% of the limited liability interests of Wells Fargo Parent; which itself owns beneficially and of record 100% of the limited liability company interests of each Wells Fargo SPE, in each case free and clear of all Liens, other than Permitted Encumbrances.
4.4.1.2    Closing Dates.

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(a)     As of the Closing Date with respect to the MetLife Project, (i) Seller owns beneficially and of record the MetLife Equity Interests, and (ii) MetLife Holdco owns beneficially and of record 100% of the limited liability company interests of MetLife SPE, in each case free and clear of all Liens, other than Permitted Encumbrances.
(b)    As of the Closing Date with respect to the PNC Project, (i) Seller owns beneficially and of record the PNC Equity Interests, and (ii) PNC HoldCo owns beneficially and of record 100% of the limited liability company interests of each PNC SPE, in each case free and clear of all Liens, other than Permitted Encumbrances.
(c)    As of the Closing Date with respect to the Regions Bank Project, (i) Seller owns beneficially and of record the Regions Bank Equity Interests, (ii) Regions Bank HoldCo owns beneficially and of record 100% of the limited liability company interests of Regions Bank Pledgor, and (iii) Regions Bank Pledgor owns beneficially and of record 100% of the limited liability company interests of (A) each Regions Bank SPE, (B) Regions Bank ESA Company and (C) Regions Bank Toyota PPA Provider, in each case free and clear of all Liens, other than Permitted Encumbrances.
(d)    As of the Closing Date with respect to the Sulphur Springs Project, (i) Seller owns beneficially and of record the Sulphur Springs Equity Interests, and (ii) Sulphur Springs HoldCo owns beneficially and of record 100% of the limited liability company interests of Sulphur Springs SPE, in each case free and clear of all Liens, other than Permitted Encumbrances.
(e)    As of the Closing Date with respect to the SunTrust Project, (i) Seller owns beneficially and of record the SunTrust Equity Interests, (ii) SunTrust HoldCo owns beneficially and of record 100% of the limited liability company interests of (A) SunTrust Parent, (B) SunTrust ESA Company 1 and (C) SunTrust ESA Company 2, and (iii) SunTrust Parent owns beneficially and of record 100% of the limited liability company interests of each SunTrust SPE, in each case free and clear of all Liens, other than Permitted Encumbrances.
(f)    As of the Closing Date with respect to the Wells Fargo Project, (i) Seller owns beneficially and of record the Wells Fargo Equity Interests, (ii) Wells Fargo HoldCo owns beneficially and of record 100% of the limited liability company interests of (A) Wells Fargo Parent, (B) Wells Fargo ESA Company 1 and (C) Wells Fargo ESA Company 2, and (iii) Wells Fargo Parent owns beneficially and of record 100% of the limited liability company interests of each Wells Fargo SPE, in each case free and clear of all Liens, other than Permitted Encumbrances (the ownership interests described in clauses (a) through (f), collectively, the “Acquired Ownership Interests”).
4.4.2    As of any Closing Date, with respect to each Portfolio Entity part of the Individual Portfolio to which such Closing Date relates, (a) all of the Acquired Ownership Interests (i) have been duly authorized, validly issued and were not issued in violation of any Person’s preemptive or other purchase rights, (ii) are fully paid and have no requirements for the owner thereof to make additional contributions to the applicable Portfolio Entity, and (iii) are non-assessable and were issued in compliance with applicable Laws, (b) no Portfolio Entity has

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issued any certificates or other instruments to evidence any Acquired Ownership Interest, except as set forth on Schedule 4.4.2 and each such original certificate or other instrument of evidence of any Acquired Ownership Interest listed on Schedule 4.4.2 was delivered to the applicable Lessor (or a collateral agent of such Lessor) as required by applicable Lease Documents, and (c) the Acquired Ownership Interests constitute one hundred percent (100%) of the Ownership Interests of each Portfolio Entity. Upon each Closing, Buyer will acquire beneficially good and valid title to the Ownership Interests of the Portfolio Entities constituting a portion of such Acquired Ownership Interests, free and clear of any and all Liens, other than Permitted Encumbrances.
4.4.3    Other than Permitted Encumbrances, no Portfolio Entity is subject to any Contracts or other arrangements with respect to voting rights or transferability, and there are no outstanding options, warrants, rights (including conversion or preemptive rights) or Contracts for the purchase or acquisition of any portion of such Portfolio Entity’s Ownership Interests other than the terms of this Agreement.
4.4.4    No Project SPE (i) owns or has ever owned, of record or beneficially, or controls or has ever controlled, directly or indirectly, any Ownership Interest in any Person (or any option, warrant, security or other right convertible, exchangeable or exercisable therefor), and (ii) except as disclosed in Schedule 4.4.4, is, directly or indirectly, a participant in any joint venture, partnership, trust, association or other Person.
4.4.5    Except as described in this Section 4.4, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of or interest in any securities of any Portfolio Entity; (ii) outstanding security, instrument or obligation (including any share or award of restricted stock unit, deferred stock or deferred stock unit or similar award) that is or may become convertible into or exchangeable for any securities of any Portfolio Entity; or (iii) Contract under which any Portfolio Entity is or may become obligated to sell or otherwise issue any shares of or interests in securities of any Portfolio Entity, including any promise or commitment to grant options to acquire any securities of any Portfolio Entity to an employee of or other service provider to any Portfolio Entity.
4.4.6    SunPower Corporation owns, indirectly, beneficially and of record 100% of the limited liability company interests of the Seller.
4.5 Contracts; Equipment Warranties.
4.5.1    Schedule 4.5 contains a true and complete list as of the Agreement Date of all Material Contracts (including all amendments and supplements thereto and all waivers of any material rights thereunder) to which any of the Portfolio Entities is a party or to which its assets are subject. Schedule 4.5 also contains a true and complete list as of the Agreement Date of all material equipment warranties with respect to the equipment constituting the Projects, including any manufacturers warranties, equipment supplier warranties and other warranties provided by any contractor, subcontractor, module manufacturer, inverter manufacturer or manufacturer of

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any energy storage systems or batteries (the “Material Equipment Warranties”); and each such Material Equipment Warranty is in full force and effect.
4.5.2    Each Material Contract is in full force and effect and is valid, binding and enforceable against each Portfolio Entity signatory thereto and, to Seller’s Knowledge, each other party thereto in accordance with its terms, subject to the Enforceability Exceptions.
4.5.3    (i) As of the Agreement Date, true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto and all waivers of any material right thereunder) have been made available to Buyer and (ii) as of any Closing Date, true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto and all waivers of any material right thereunder) to which any Portfolio Entity part of the Individual Portfolio to which such Closing Date relate is a party have been made available to Buyer.
4.6 Default. No Portfolio Entity nor, to Seller’s Knowledge, any other party to any Material Contract is in breach of, or in default under, any Material Contract in any material respect. (i) Except as set forth on Part A of Schedule 4.6, no event has occurred which with the passage of time or giving of notice or both would constitute such a breach or default (by any Portfolio Entity, or to Seller’s Knowledge any other party), result in a loss of material rights (by any Portfolio Entity, or to Seller’s Knowledge any other party) or permit termination, material modification or acceleration under, or result in the creation of any Lien (other than Permitted Liens) under, any Material Contract (to Seller’s Knowledge as it relates to any such right or occurrence triggered by an action of any party other than any Portfolio Entity) and (ii) on or prior to the Closing Date for the Regions Bank Project, the applicable Lessor shall have provided and the Buyer shall have received the waiver referenced in Section 3.1.3.9(e) in respect of the default disclosed on Part A of Schedule 4.6. No Portfolio Entity nor, to Seller’s Knowledge, any other party thereto is seeking to, other than as set forth on Part B of Schedule 4.6, renegotiate the terms of any Material Contract and, subject to obtaining the Seller Approvals, none of the transactions contemplated hereby give any other party to a Material Contract the right to terminate, amend or renegotiate such Material Contract or make an indemnity claim thereunder.
4.7 Governmental Approvals.
4.7.1    Assuming the accuracy of the representations and warranties of Buyer set forth herein, Seller is not, and Seller will not be, required to obtain any Governmental Approval to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby other than (i) any filing, consent or approval required under the HSR Act and (ii) any Governmental Approvals that have already been obtained or made (or will be obtained or made prior to the applicable Closing Date) or are ministerial in nature and can reasonably be expected to be obtained or made in the ordinary course of business on commercially reasonable terms and conditions when needed.
4.7.2    All Governmental Approvals necessary for the ownership of the Portfolio and all material Governmental Approvals necessary for the leasing and operation of the Projects have been obtained and are held by the applicable Portfolio Entity. Each such Governmental

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Approval is in full force and effect and all applicable appeal periods have expired with respect thereto. There are no proceedings pending or, to Seller’s Knowledge, threatened in writing, which would reasonably be expected to result in the revocation or termination of any such Governmental Approval or the imposition of any material penalty or condition thereunder. To Seller’s Knowledge, no event has occurred and is continuing that constitutes, or after notice or lapse of time or both would constitute, a material violation of or material noncompliance with any such Governmental Approval, or could reasonably be expected to result in a material modification, revocation or termination of, or any other change in, any such Governmental Approval.
4.7.3    SunPower Corporation is not, and SunPower Corporation will not be, required to obtain any consent or approval of any Person or entity which has not already been obtained in order to execute, deliver or perform this Agreement.
4.8 Legal Proceedings.
4.8.1    Neither Seller nor any of its Affiliates is a party to, subject to or bound by any Contract, or any Order, which would prevent or materially and adversely affect the execution, delivery or performance of this Agreement by Seller or any other Transaction Documents by Seller.
4.8.2    There is no Action pending or threatened in which Seller has appeared or has been named or served as a party (either as a plaintiff or defendant) that would materially and adversely affect the execution, delivery or performance of this Agreement by Seller or any other Transaction Document by Seller.
4.8.3    None of Seller, nor any Portfolio Entity (a) is a party to, subject to or bound by any Contract or any Order, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any Portfolio Entity or (b) is subject to or bound by any Order with respect to which any Project is subject or bound. Neither any Portfolio Entity nor any Project is subject to or bound by any Order. None of Seller, any Portfolio Entity or any of their respective Affiliates has received notice of any such Order described in this Section 4.8 entered or threatened against Seller, any Portfolio Entity, any of their respective Affiliates or any Project, as applicable.
4.8.4    (i) There is no Action (not including Tax matters, which are addressed in Section 4.17) pending or, to Seller’s Knowledge, threatened in writing, in which Seller any of its Affiliates or any Portfolio Entity (x) except for the Existing Litigation, has appeared or has been named or served as a party (either as a plaintiff or defendant) or (y) as of the Closing Date, appears, is named or serves as a party, or otherwise in each case: (a) as of the Agreement Date (except for the Existing Litigation) and as of the Closing Date, involving or affecting any Portfolio Entity, the Real Property or any Project; or (b) seeking to prevent the consummation of the transactions contemplated hereby or (c) that is reasonably likely to have a Material Adverse Effect on any Portfolio Entity and (ii) none of SunPower Corporation (except for the Existing Litigation) (or any of its Affiliates), Seller or any Portfolio Entity has any material disputes with

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any counterparty to a Material Contract or any subcontractor thereof in connection with any Project.
4.9 Personal Property; Projects.
4.9.1    Each Portfolio Entity has good and valid title or leasehold interest or valid rights of use or access (as applicable) to all of its respective personal property assets free and clear of all Liens other than Permitted Liens.
4.9.2    (x) Each Project (i) (A) was owned by the applicable Project SPE prior to being sold, assigned or otherwise transferred to the applicable Lessor, in each case, as reflected on Schedule 4.9.2 and prior to any such sale, assignment or other transfer, and except as set forth on Schedule 4.9.2, each such Project SPE had good and marketable title to, and was the sole and exclusive owner of, all right, title and interest in, the applicable Project(s), free and clear of all Liens (other than Liens permitted pursuant to the applicable Lease Documents), (B) was sold, assigned or otherwise transferred to the applicable Lessor from the applicable Project SPE, in each case as reflected on Schedule 4.9.2 and (ii) to Seller’s Knowledge, is owned by the applicable Lessor and leased by the applicable Project SPE, in each case, as reflected on Schedule 4.9.2. and (y) each Project SPE (together with any applicable Project ESA Company and/or Additional Portfolio Entity relating to the same applicable Project) has good and marketable title to, and is the sole and exclusive owner of, all right, title and interest in, the applicable Project Related Assets relating to the Project or Projects that it leases under the applicable Lease Documents, free and clear of all Liens (other than Permitted Liens).
4.9.3    As of any Closing Date, all of the respective assets (other than Intellectual Property, which is addressed in Section 4.21) of each Portfolio Entity part of the Individual Portfolio to which such Closing Date relates are in the sole possession and control of such Portfolio Entity, and, except for Permitted Encumbrances and as disclosed in Schedule 4.9.3, no Person (other than such Portfolio Entity) owns or has any interest in, or option or other right (contingent or otherwise), including a right of first refusal or a right of first offer, in or on or has any Lien on, any Project.
4.9.4    The assets owned or leased by each Portfolio Entity are all of the material assets used by the Portfolio Entities with respect to the Projects and such assets comprise all of the assets, Governmental Approvals, Contracts and rights necessary for the ownership, development, construction, interconnection, operation and maintenance of such Project(s).
4.9.5    The assets owned or leased by each Portfolio Entity are all related to the ownership, development, construction, operation and maintenance of the applicable Projects.
4.10 Financial Statements; No Undisclosed Liabilities; Absence of Changes.
4.10.1    Financial Statements. The Financial Statements (a) have been prepared from the Books and Records of the applicable Portfolio Entities in accordance with GAAP (except as may be stated therein or in the notes thereto and subject to audit and year-end adjustments and the absence of footnotes) and (b) present fairly in all material respects the financial condition

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and results of operations of the applicable entities as of the dates or for the periods set forth therein. Each Portfolio Entity maintains a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements, in accordance with GAAP.  No Portfolio Entity (including any employee thereof) has identified or has been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any Portfolio Entity, (ii) any fraud, whether or not material, that involves any Portfolio Entity’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by any Portfolio Entity or (iii) any claim or allegation regarding any of the foregoing.
4.10.2    No Undisclosed Liabilities. The Portfolio Entities have no material Liabilities, except material Liabilities (a) reflected, disclosed or reserved for in the Most Recent Financial Statements, (b) which have arisen after February 28, 2019 in the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency, and in any event do not relate to breach of contract, tort or noncompliance with Law), or (c) specifically disclosed on Schedule 4.10.2. None of the Portfolio Entities has any off balance sheet liability of any nature to, or any financial interest in, any third party or entities the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by such Portfolio Entity.
4.10.3    Absence of Certain Changes. Since December 31, 2017, no condition, circumstance, event or change has occurred which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on any Individual Portfolio.
4.11 Insurance. Attached as Schedule 4.11 to this Agreement is a list of all insurance maintained by or otherwise providing coverage for the Portfolio Entities or the Projects (the “Company Policies”), and (a) all premiums due and payable under the Company Policies have been paid; (b) the Company Policies are in full force and effect in accordance with their terms; (c) where applicable, each of the Portfolio Entities has complied in all material respects with the provisions of the Company Policies; (d)  none of the Portfolio Entities has received any written notice of any pending or threatened cancellation with respect to any of the Company Policies or of any material changes that are required in the conduct of the business as a condition to the continuation of coverage under, or renewal of, any such Company Policy; and (e) (x) no material claims have been made under the Company Policies relating to any Portfolio Entity or Project and (y) no claims have been made under the Company Policies relating to any Portfolio Entity or Project that have not been fully remediated and resolved.
4.12 Environmental Matters.
(a)    Each Portfolio Entity is in material compliance with applicable Environmental Laws.
(b)    To Seller’s Knowledge, no contamination or release of any Hazardous Material has occurred at any Real Property with respect to which any Portfolio Entity must report, monitor, or perform any remedial action under any applicable Environmental Law.

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(c)    There are no pending or, to Seller’s Knowledge, threatened Actions under any Environmental Law that have been asserted against any of the Portfolio Entities.
(d)    Copies of all material environmental investigations, studies, audits, tests, reviews, assessments, sampling analyses, and other reports prepared in relation to the Real Property and any Project located thereon, to the extent commissioned by or for the benefit of, and in the possession of Seller, any Portfolio Entity, or any of their respective Affiliates, have been made available to Buyer. Seller has made available to Buyer copies of all other material documents and records in the possession and control of Seller, any such Portfolio Entity or any of their respective Affiliates concerning any condition of the environment with respect to the Real Property.
4.13 Regulatory Status. Each Project is a QF. A QF self-certification filing has been made with respect to each Project that is larger than 1 MW in size by maximum net power production capacity, applying the method of calculation in 18 C.F.R. §292.204, all representations and information in such self-certification filings were and remain true, correct and complete in all material respects, and each such self-certification is in full force and effect. Except as set forth on Schedule 4.13, no other energy regulatory filing has been made with any Governmental Authority with respect to any Project (other than any filings made with any Power Purchaser that is a Governmental Authority pursuant to the terms of the applicable PPAs). Each Project is eligible for the exemptions from regulation as set forth in 18 C.F.R. §§ 292.601(c) (including exemption from FPA Sections 203, 205, and 206), 292.602(b) and 292.602(c). No Project Holding Company is a “public utility” as defined under Section 201 of the FPA. Each Project Holding Company is a “holding company” as defined in PUHCA solely with respect to its ownership of one or more QFs or “exempt wholesale generators”, as defined in PUHCA. No Project SPE is subject to regulation under applicable Laws as a “public utility” or “public service company” (or similar designation) with respect to their rates, securities issuances or capital structure by any applicable state Governmental Authority. The purchase of the Equity Interests and the consummation of the other transactions contemplated by this Agreement and the other Transaction Documents will not cause Buyer to become subject to, or not exempt from, (i) rate regulation as a “public utility” under the Federal Power Act, (ii) regulation under the Public Utility Regulatory Policies Act of 1978 (other than as with respect to an owner or operator of a qualifying small power production facility) or (iii) regulation as an “electric utility company” or a “holding company” under the Public Utility Holding Company Act of 2005.
4.14 No Subsidiaries. No Portfolio Entity owns, directly or indirectly, any capital stock, security, partnership interest or other equity interest of any kind in any corporation, partnership, limited liability company, joint venture, association or other entity other than another Portfolio Entity.
4.15 Employee Matters. No Portfolio Entity has any employees or has ever employed any employees. No Portfolio Entity has any Liabilities with respect to any employees of Seller or any of its Affiliates or any other individuals (including independent contractors, contract workers, leased employees or temporary employees) that have performed work at or in connection with any Project or in connection with the business of any Portfolio Entity.

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4.16 Brokers. None of Seller, any Affiliate of Seller, any Portfolio Entity or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in this Agreement.
4.17 Taxes.
4.17.1    Each Project Holding Company, each Project SPE and, to Seller’s Knowledge, each other Portfolio Entity (a) have filed, or caused to be filed on its behalf, all federal income Tax Returns and all other material Tax Returns required to be filed as of the date hereof (after giving effect to any extensions that have been requested by, and granted to such party by, the applicable Governmental Authority), and (b) have paid or caused to be paid on its behalf all Taxes shown as due on such Tax Returns and all other federal income Taxes and other material Taxes payable by it (other than Taxes that it is contesting in good faith and by appropriate proceedings and in respect of which appropriate reserves have been established and are maintained by the applicable taxpayer in accordance with GAAP).
4.17.2    Each Project Holding Company, each Project SPE and, to Seller’s Knowledge, each other Portfolio Entity is in material compliance with all applicable Laws relating to withholding of Taxes and the payment thereof, for taxable periods or portions thereof ending on or before the applicable Closing Date, in connection with amounts owing to any employee, independent contractor, creditor, partner or similar third party related to any Project and the activities of any Portfolio Entity, and has duly and timely withheld and paid over to the appropriate Governmental Authority all amounts required to be so withheld and has materially complied with all reporting obligations with respect to such amounts.
4.17.3    Except as set forth in Part A of Schedule 4.17, there is no, and has never been any, audit, action, suit, claim, appeal, proceeding, adjustment, or special assessment, pending, proposed (formally or informally) or threatened (and Seller has not received notice in writing of any formal investigation) by or before the IRS or any other Governmental Authority with respect to liabilities for Taxes or the ITC or Cash Grant in respect of each Project Holding Company, each Project SPE and, to Seller’s Knowledge, each other Portfolio Entity and each Lessor. Except as set forth in Part A of Schedule 4.17, prior to the applicable Closing Date, the Project Holding Company to which such Closing Date relates, each Project SPE that is part of the applicable Individual Portfolio and, to Seller’s Knowledge, each other Portfolio Entity that is part of the applicable Individual Portfolio (i) has not executed or granted any waiver or agreed to any extension with respect to any statute of limitations on the assessment or collection of any material Tax or with respect to any material Tax Return and (ii) does not have in effect any power of attorney with respect to Taxes.
4.17.4    Except as set forth in Part A of Schedule 4.17, no Taxing Authority has asserted or, to Seller’s Knowledge, threatened to assert any deficiency or assessment, or proposed (formally or informally) any adjustment, for any Taxes against any Project Holding Company that has not been fully resolved.

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4.17.5    No Project Holding Company, any Project SPE or, to Seller’s Knowledge, any other Portfolio Entity, is a party to any material Tax indemnification or similar agreement currently in force other than tax indemnification provisions in the Material Contracts and Lease Documents.
4.17.6    Each Portfolio Entity is and has at all times since its formation been a limited liability company and no election has been filed (on IRS Form 8832 or otherwise) with respect to any Portfolio Entity to cause such entity to be treated as an association taxable as a corporation for U.S. federal Tax purposes.
4.17.7    Seller (or if Seller is a disregarded entity, Seller’s owner) is a United States person within the meaning of Section 7701(a)(30) of the Code.
4.17.8    No Project Holding Company, any Project SPE or, to Seller’s Knowledge, any other Portfolio Entity is a party to, is not bound by, or has no obligation under, any allocation or sharing agreement (not including indemnity arrangements) related to Tax. No Project Holding Company, any Project SPE or, to Seller’s Knowledge, any other Portfolio Entity has any liability for the Taxes of any other Person under Treasury Regulations § 1.1502-6 (or any provision of state or local law), as a transferee or successor, by contract (other than (i) a contract entered into in the ordinary course of business the primary purpose of which is not the allocation of liability for Taxes and (ii) as set forth in a “Tax Indemnity Agreement” listed on Schedule 4.5) or otherwise.
4.17.9    No Project Holding Company, any Project SPE, or to Seller’s Knowledge, any other Portfolio Entity have been a party to a transaction that is a “reportable transaction”, within the meaning of Treasury Regulations Section 1.6011-4(b), or any other transaction requiring disclosure under analogous provisions of United States, state or local Tax law.
4.17.10    Except as set forth in Part A of Schedule 4.17, no Project Holding Company, any Project SPE or, to Seller’s Knowledge, any other Portfolio Entity has claimed the benefits of any property tax exclusion with respect to any property owned or leased by any Portfolio Entity.
4.17.11    Each Project is designed and intended to use solar resources to generate electricity within the meaning of Section 48 of the Code. Any such Project is not comprised of any property that (A) is “used predominately outside the United States” within the meaning of Code Section 168(g), (B) is “imported property” within the meaning of Code Section 168(g)(6), or (C) is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code except, in the case of each of the preceding clauses (A) through (C), as a result of (i) any action of Buyer or any Affiliate of Buyer, (ii) any tax status or classification of Buyer or any Affiliate of Buyer or (iii) any event or circumstance occurring or arising after the Closing Date with respect to such Project.
4.17.12    No Project Holding Company or any Project SPE has claimed or will claim with respect to the Projects on any Tax Return any renewable energy production tax credits pursuant to Section 45 of the Code, ITC, the Cash Grant, or other Tax benefit. To Seller’s

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Knowledge, (a) there has been no recapture of or event that could cause the recapture of any ITC or Cash Grant with respect to any Project and (b) no facts exist that could result in any ITC Recapture Liability. No Project Holding Company, no Lessee, nor, to Seller’s Knowledge, any other Portfolio Entity has taken a position on any Tax Return that the transactions between such Lessor and Lessee are anything other than “true leases” for federal income tax purposes or that such Lessor is anything other than the owner of the applicable Projects for federal income tax purposes.
4.17.13    Each Project Holding Company, each Project SPE, and to Seller’s Knowledge, each other Portfolio Entity and Lessor has filed its Tax Returns consistently with the Section 467 Schedule.
4.17.14    With respect to each Project, (a) neither the Power Purchaser (or a related entity) nor the ESA Purchaser (or a related entity) operates the Project, (b) neither the Power Purchaser (or a related entity) nor the ESA Purchaser (or a related entity) bears any significant financial burden if there is nonperformance under the applicable PPA, and (c) neither the Power Purchaser (or a related entity) nor the ESA Purchaser (or a related entity) receives any financial benefit if the operating costs of the applicable Project are less than the standards of performance or operation under such PPA or ESA, as applicable.
4.17.15    Except for the Sales Tax Disclosed Obligations, each Project Holding Company and each Project SPE has paid or has caused to be paid by the applicable Closing Date any and all sales Taxes due to the applicable Governmental Authorities, including all known or estimated sales Tax liabilities set forth in the “Voluntary Disclosure Agreements” between the applicable Project SPEs and the applicable Governmental Authorities. No Sales Tax Disclosed Obligations is past due.
4.17.16    The Project Costs are true, accurate and complete.
4.18 Real Property.
4.18.1    Each Portfolio Entity has a good and valid leasehold interest in or other right to locate, access, operate and use the applicable Project on the real property that is subject to applicable Site Lease Agreement (the “Real Property”).
4.18.2    (i) The Site Lease Agreements have not been assigned by any Portfolio Entity nor have the premises subject thereto been subleased, in whole or in part, and (ii) to Seller’s Knowledge, there are no condemnation, rezoning or taking actions pending respecting any Real Property.
4.18.3    There are no rents, royalties, fees or other material amounts incurred, payable or receivable by Seller or any Portfolio Entity in connection with any Project’s site, except as set forth in the Seller’s Financial Model.

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4.18.4    All premiums required to be paid for the issuance or maintenance of any title policy in effect or required to be effect under any Material Contract in respect of any Project has been paid.
4.19 Affiliate Transactions. Neither Seller nor any Affiliate thereof (except for any Portfolio Entity) is a party to any Contract with any Portfolio Entity except for (i) the Contracts disclosed in Schedule 4.19, the Continuing SPWR Project Contracts and, prior to giving effect to the transactions contemplated under this Agreement on the applicable Closing Date, the other Material Contracts to which Seller or any of its Affiliates (except for any Portfolio Entities) is a party, (ii) the applicable Charter Documents and any conveyancing documents necessary to effect the intercompany transfers of Ownership Interests in the Portfolio Entities contemplated by Section 4.4.1. As of any Closing Date, no Portfolio Entity part of the applicable Individual Portfolio has outstanding Indebtedness to Seller or any Affiliate thereof .
4.20 Compliance with Laws. Except as could not reasonably be expected to have a Material Adverse Effect on any individual Project or Portfolio Entity, each of (a) Seller and any Affiliate thereof (except for any Portfolio Entity) that is party to any Material Contract and (b) each Portfolio Entity is in, and has been in compliance with all applicable Laws (including with respect to the Projects, the Real Property and its assets). None of Seller or any Portfolio Entity has received any notification from any Governmental Authority indicating (i) violation of, or non-compliance with, any applicable Law with respect to any Portfolio Entity, any Project or the Real Property or (ii) investigation with respect to any of the foregoing described in clause (i).
4.21 Intellectual Property. All Intellectual Property owned purported to be owned by the Portfolio Entities is (a) solely owned by the applicable Portfolio Entity free and clear of any Liens, other than Permitted Liens and (b) in good standing and is alienable, valid and enforceable. Each Portfolio Entity owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all material Intellectual Property necessary for and sufficient to accomplish the ownership, operation and maintenance of the applicable Projects for the life thereof (“Portfolio Entity IP”). Neither Seller (as it relates to any Portfolio Entity or any Project) or any Portfolio Entity has infringed or has received any notice of a claim for the infringement of the patent, trademark, copyright or other intellectual property rights of any Person, and Seller has no knowledge of any reasonable basis for any such claim. To Seller’s Knowledge, no third party is infringing or misappropriating any of the Portfolio Entity IP owned by the Portfolio Entities.
4.22 Organizational Documents, Books and Records. Prior to the applicable Closing Date with respect to any Individual Portfolio, Seller has made available to Buyer true, correct and complete copies of (a) the Charter Documents of each Portfolio Entity, and (b) the Books and Records of each Individual Portfolio. The Books and Records of each Portfolio Entity have been kept and maintained in all material respects as required by applicable Law, and such records and minutes accurately reflect all transactions referred to in such records and minutes.
4.23 Solvency. No petition or notice has been presented, no Order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of SunPower Corporation, Seller or any Portfolio Entity. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of assets or the income of SunPower Corporation, Seller or any Portfolio

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Entity. None of SunPower Corporation, Seller nor any Portfolio Entity has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
4.24 Investment Company. No Portfolio Entity is an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
4.25 Sole Purpose. Except as reflected on Schedule 4.25, each Project SPE was organized for the purpose of the development, construction, maintenance, ownership and leasing of the applicable Project(s). Since its formation, each Project SPE has been engaged solely in the development, construction, maintenance and ownership or leasing of the applicable Projects and has conducted no other material business, except as reflected on Schedule 4.25 and for which no liabilities arising therefrom or in connection therewith, remain in existence.
4.26 Bank Accounts, Powers of Attorney. None of Seller or any of its Affiliates shall have, from and following the Closing Date with respect to any Individual Portfolio, any outstanding powers of attorney for banking or other purposes related to any Portfolio Entity part of such Individual Portfolio or any Project part of such Individual Portfolio.
4.27 Specified Credit Support Obligations; Reserve Accounts. The Specified Credit Support Obligations are all of the Specified SPWR Recourse Obligations constituting credit support or assurance of any kind (other than pursuant to the Lease Documents) that have been provided by, on behalf of, or for the benefit of, any Portfolio Entity. The Specified Credit Support Obligations constitute all of the credit support or assurance that each Portfolio Entity is currently required by any Law (including any Governmental Approval) or Contract to provide (other than pursuant to the Lease Documents). The Specified Lease Credit Support Instruments are all of the Specified SPWR Recourse Obligations constituting credit support or assurance of any kind that have been provided by, on behalf of, or for the benefit of, any Portfolio Entity pursuant to the Lease Agreements and, Schedule 4.27 identifies each reserve account of each applicable Portfolio Entity, including the applicable account number for each such account, the required balance (if any) for such account under the applicable Lease Documents and the amount actually credited to such reserve account as of (i) one Business Day prior to the Agreement Date and (ii) February 28, 2019, and the name of the financial institution maintaining such account. Except for the (i) the following amounts credited to the following reserve accounts: (A) $690,159.73 of Regions Completion Reserve in Wells Fargo account 77084104 and (B) $331,933.54 of SunTrust Target Woodland Reserve in Wells Fargo account 77386900, or (ii) as permitted under Section 4.33, from and after February 28, 2019, no amounts credited to any reserve account as reflected on Schedule 4.27 as of February 28, 2019, have been or shall be released or distributed, directly or indirectly, to SunPower Corporation or any of its Affiliates.
4.28 Disclosure. Seller has made available for Buyer’s review all material information in its possession in connection with Buyer’s due diligence examination of the Portfolio Entities and the Projects. The factual information (including factual assumptions in the Seller’s Financial Model) provided by Seller to Buyer that has been prepared by Seller or its Affiliates, when taken as a whole, does not contain any materially untrue or incorrect statement of fact, or omit to state any fact

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necessary to make the information, in light of the circumstances in which it was provided, not misleading as of the date provided. Any projections or forward-looking statements made by Seller or its Affiliates in the Seller’s Financial Model (i) are based on assumptions that are reasonable at the time when made as to all relevant legal and factual matters, and (ii) have been prepared in good faith. Except as identified in Annex 1, the Seller’s Financial Model does not contain any mathematical errors. For clarity but without otherwise limiting the representations and warranties set forth herein or in any Transaction Document (including the representations and warranties set forth in this Section 4.28), Seller is providing the Asset Register at Buyer’s request to assist with Buyer’s diligence investigation of the Portfolio, but neither Seller nor SunPower Corporation makes any representation or warranty as to the accuracy of the information set forth in the Asset Register, provided, that, for the avoidance of doubt, this disclaimer regarding the Asset Register does not apply to any information that is set forth in the Asset Register but that Seller or SunPower Corporation or any of their Affiliates has otherwise made available for Buyer in connection with Buyer’s due diligence examination of the Portfolio Entities and the Projects.
4.29 Illegal Payments. None of Seller, any Portfolio Entity, any of their respective subsidiaries or any officer, manager, employee or agent of either Seller or any Portfolio Entity or (to Seller’s Knowledge) any of their respective Affiliates, has ever (a) violated the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§ 78 dd-1, et seq.), the UK Bribery Act of 2010, or any similar applicable anti-corruption laws and regulations (collectively, the “Anti-Corruption Laws”); (b) offered, made or received on behalf of Seller or any Portfolio Entity or any of their respective subsidiaries any payment or contribution of any kind, directly or indirectly, including payments, gifts or gratuities (or promises thereof) of any money or anything of value, to (i) any public official in violation of any Anti-Corruption Law or otherwise illegally to any person, (ii) any public official for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (iii) any political party or official thereof or candidate for political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a governmental authority, in the case of both (ii) and (iii) above in order to assist Seller, any Portfolio Entity or any of their respective Affiliates to obtain or retain business for, or direct business to, Seller, the any Portfolio Entity or any of their respective Affiliates, as applicable (in each case as it relates to the Projects); (c) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of Seller or any Portfolio Entity or any of their respective subsidiaries for any reason; (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets of Seller or any Portfolio Entity or any of their respective subsidiaries, the business or operations of Seller or any Portfolio Entity or any of their respective subsidiaries which was illegal under any Laws of the United States or any other country having jurisdiction; or (d) made, requested, accepted, or retained any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds in violation of any law, rule or regulation, including Anti-Corruption Laws. There have never been any known or alleged violations, enforcement actions, penalties or threats of penalty, whistleblower reports, governmental investigations or audits, voluntary disclosures to a government agency, or threatened or pending litigation relating to Anti-Corruption Laws, involving Seller, any Portfolio Entity or (to Seller’s

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Knowledge) any of their respective Affiliates, or (to Seller’s Knowledge) any employee or agent acting on behalf of Seller, any Portfolio Entity or any of their respective Affiliates. Seller, each Portfolio Entity and each of their respective subsidiaries have been subject to and currently maintain an anti-corruption compliance program designed to detect and prevent violations of Anti-Corruption Laws.
4.30 Export Control Compliance.
4.30.1    Except as specifically authorized by a governmental license, license exception, or other permit or applicable authorization of a Governmental Authority, neither Seller nor any Portfolio Entity nor any of their respective subsidiaries has:
4.30.1.1    exported, re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with, any person or entity for whom a license or other authorization is required under the U.S. Export Administration Regulations (the “EAR,” 15 C.F.R. § 730 et seq.), the International Traffic in Arms Regulations (the “ITAR,” 22 C.F.R. § 120 et seq.), or the U.S. economic sanctions administered by the Office of Foreign Assets Control (“OFAC,” 31 C.F.R. Part 500 et seq.), or entered into any transaction prohibited by such laws;
4.30.1.2    exported, re-exported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of, or had any transaction or dealing with, any person or entity who, at the time such transaction or dealing occurred, was (A) on the Specially Designated Nationals List of OFAC, (B) on the Denied Persons, Entity, or Unverified Lists of the Bureau of Industry and Security, or (C) on the Debarred List of the Directorate of Defense Trade Controls (if applicable);
4.30.1.3    entered into any transaction prohibited by or sanctionable under the Iran Threat Reduction and Syria Human Rights Act of 2012; Executive Order 13628; the National Defense Authorization Act for Fiscal Year 2013, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010; the Iran Sanctions Act of 1996 (as amended); the Iranian Transactions And Sanctions Regulations, 31 C.F.R. Part 560, or any other United States law, order, or regulation pertaining to Iran;
4.30.1.4    exported any goods, services, technology, or technical data that have been or will be used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities; or
4.30.1.5    exported, re-exported, transferred, or imported any goods, services, technology, or technical data to or from, or entered into any transaction or had any dealing with a person or entity in, Cuba, Iran, Libya, North Korea, Sudan, or Syria during a time at which such country and/or its government was subject to a U.S. trade embargoes under OFAC regulations, the EAR, or any other applicable statute or Executive Order.

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4.30.2    Seller and each Portfolio Entity have in place controls to ensure compliance with any Laws pertaining the export and import of goods, services, and technology, including the EAR, the ITAR, the U.S. economic sanctions administered by OFAC.
4.30.3    Neither Seller nor any Portfolio Entity nor any of their respective subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination by a governmental authority relating to export, import, or other trade-related activity.
4.31 Power Purchasers’ Purchase Options. As of the Agreement Date, to Seller’s Knowledge, no power purchaser with respect to any photovoltaic solar project subject to a sale-leaseback transaction involving SunPower Corporation or any of its Affiliates has (a) exercised an early purchase option with respect to any such project under any power purchase agreement to which it is a party or (b) terminated any such power purchase agreement for convenience.
4.32 No Expected Curtailment. Except as provided in Schedule 4.32, none of Seller or any Portfolio Entity has received any communication from any counterparty to a Material Contract (whether verbal or written) of such counterparty’s intent to curtail generation at any Project.
4.33 No Distributions. As of any Closing Date, since February 28, 2019, no Portfolio Entity part of the Individual Portfolio to which such Closing Date relates has declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) to SunPower Corporation, Seller or any Affiliates thereof with respect to the Ownership Interests of any such Portfolio Entity other than (a) with respect to the Closing Date with respect to the PNC Project, any distributions (if any) required to be made by BNB Bloomfield Solar LLC (or that SunPower Systems is required to cause BNB Bloomfield Solar LLC to make) pursuant to the Development Agreement, dated as of July 30, 2014, by and among BNB Campbell Renewables LLC, SunPower Systems and BNB Bloomfield Solar LLC, (b) with respect to the Closing Date with respect to the PNC Project, any transfers to SunPower Corporation or any Affiliates thereof pursuant to Section 12(d) of any Master Lease Agreement (as defined in the Lease Documents with respect to the PNC Project) to which any of the PNC SPEs is a party in an amount not to exceed, in the aggregate for the PNC Project, $8,870 per month since February 28, 2019, and (c) with respect to the Closing Date with respect to the MetLife Project, any transfers to SunPower Corporation or any Affiliates thereof pursuant to clause sixth of Section 6.1(a) of the Depositary Agreement (as defined in the Lease Documents with respect to the MetLife Project) in an amount not to exceed, in the aggregate for the MetLife Project, $7,500 per month since February 28, 2019, in each case of clauses (b) and (c) to compensate SunPower Corporation or such Affiliate, as applicable, for the performance by SunPower Corporation or such Affiliate, as applicable, of asset management services in order to satisfy the applicable Project SPE’s asset management related obligations under the Lease Documents to which such Project SPE is a party.
4.34 Officers and Managers. As of the Closing Date, all of the managers and officers of the Portfolio Entities that are part of such Individual Portfolio shall have resigned and all such managers and officers are listed on Schedule 4.34.
4.35 Bank Accounts. Schedule 4.35 identifies each bank account of each applicable Portfolio Entity, including the applicable account number for each such account, the required balance (if any)

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for such account under the applicable Lease Documents and the amount actually credited to such account as of (i) one Business Day prior to the Agreement Date and (ii) February 28, 2019, and the name of the financial institution maintaining such account. Except for the (i) the following amounts credited to the following bank accounts: (A) $690,159.73 of Regions Completion Reserve in Wells Fargo account 77084104 and (B) $331,933.54 of SunTrust Target Woodland Reserve in Wells Fargo account 77386900, or (ii) as permitted under Section 4.33, from and after February 28, 2019, no amounts credited to any bank account as reflected on Schedule 4.35 as of February 28, 2019, have been or shall be released or distributed, directly or indirectly, to SunPower Corporation or any of its Affiliates.
ARTICLE 5
REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER
Buyer hereby represents and warrants to Seller as follows as of the Agreement Date and each Closing Date:
5.1 Organization and Status. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and is qualified to do business in the jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would materially adversely affect the ability of Buyer to perform any of its obligations under this Agreement or to consummate the transactions contemplated hereby.
5.2 Authority and Power. Buyer has the requisite corporate or other organizational power and authority to enter into this Agreement, consummate each of the transactions contemplated hereby, and perform all the terms and conditions thereof to be performed by it. The execution, delivery and performance of this Agreement and the consummation of each of the transactions contemplated hereby have been duly authorized by all requisite corporate or other organizational action on the part of Buyer under its Charter Documents.
5.3 Valid and Binding Obligations. This Agreement has been duly and validly executed and delivered by Buyer and is enforceable against Buyer in accordance with the terms hereof, except as may be limited or denied by the Enforceability Exceptions.
5.4 Approvals and Consents. Assuming the accuracy of the representations and warranties of Seller set forth herein, Buyer is not, and Buyer will not be, required to obtain any Governmental Approval to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby other than (i) any filing, consent or approval required under the HSR Act and (ii) any Governmental Approvals that have already been obtained or made (or will be obtained or made prior to the applicable Closing Date) or are ministerial in nature and can reasonably be expected to be obtained or made in the ordinary course of business on commercially reasonable terms and conditions when needed.
5.5 Financing. Buyer has, as of the Agreement Date, and will have at each Closing, funds sufficient to (a) pay the applicable Purchase Price, (b) pay any and all fees and expenses required to be paid by Buyer and its Affiliates in connection with the transactions contemplated by this Agreement and (c) consummate the transactions contemplated by this Agreement and perform Buyer’s obligations

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hereunder. In no event shall the receipt or availability of any other funds or financing by Buyer or any Affiliate or any other transactions be a condition to any of Buyer’s obligations hereunder.
5.6 No Violations. The execution, delivery and performance by Buyer of this Agreement does not and will not, and the consummation of the transactions contemplated hereby will not (a) violate the Charter Documents of Buyer, (b) violate or constitute a default (or any event that, with or without due notice or lapse of time, or both, would constitute a default) under, any Contract to which Buyer is a party or by which any of Buyer’s properties or assets are bound that, in any case, would materially affect the ability of Buyer to perform its obligations under this Agreement or (c) violate any applicable Law that, in any case, would materially adversely affect the ability of Buyer to perform its obligations under this Agreement.
5.7 No Litigation. There are no Actions pending or, to Buyer’s Knowledge, threatened against Buyer that would reasonably be expected to have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
5.8 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be solvent and will (a) be able to pay its debts as they become due, (b) own property that has a fair salable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities and obligations) and (c) have adequate capital to carry on its business. Buyer acknowledges that, in connection with the transactions contemplated by this Agreement, (i) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of Buyer or Seller and (ii) Buyer has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.
5.9 Securities Law Matters. Buyer hereby acknowledges that the Equity Interests have not been registered under the Securities Act, or registered or qualified for sale under any state securities laws, and cannot be resold without registration thereunder or exemption therefrom, to the extent such Laws are applicable. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, and will acquire the Equity Interests for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state “blue sky” laws or any other applicable securities laws. Buyer has (alone or together with its advisors) sufficient knowledge and experience in financial and business matters to enable it to evaluate the risks of investment in the Equity Interests and at each Closing will have the ability to bear the economic risk of this investment. Buyer acknowledges that it has been afforded an opportunity to request and to review all information considered by Buyer to be necessary to make the investment decision to enter into this Agreement and to consummate the transactions contemplated hereby. Buyer has made its own independent inquiry and investigation into, and based thereon has formed an independent judgment concerning, the decision to enter into this Agreement and to consummate the transactions contemplated hereby.
5.10 Experienced and Knowledgeable Investor. Buyer has sufficient knowledge and experience to evaluate the Portfolio Entities, the business of the Portfolio Entities, and the technical, commercial, financial and other risks associated with acquiring the Equity Interests .

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5.11 Brokers. None of Buyer, any Affiliate of Buyer or any of their respective officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fees, commissions, finder’s fees or other similar obligations in connection with the transactions provided for in this Agreement.
5.12 Tax and Regulatory Matters.
5.12.1    Buyer (or if Buyer is a disregarded entity, Buyer’s owner) is a United States person within the meaning of Section 7701(a)(30) of the Code.
5.12.2    Buyer is not a Disqualified Person.
5.12.3    Buyer is a C corporation or a Pass-Through Entity or, as of each Closing Date, will be a C corporation or a Pass-Through Entity. If Buyer is a Pass-Through Entity, as of each Closing Date, each direct beneficial owner shall be a Permitted Investor.
5.12.4    Buyer’s ownership of the Equity Interests following each Closing will not cause (a) any Project Holding Company to be a Disqualified Person or (b) cause any assets of the Acquired Portfolio to be treated wholly or partly as subject to alternative depreciation under Section 168(g) of the Code or to be “tax-exempt use property” within the meaning of Section 168(h) of the Code, as a result of Buyer’s or its owners’ status for federal income tax purposes.
5.13 ERISA. Buyer is not acquiring the Equity Interests with the “plan assets” of a “benefit plan investor” as such terms are defined by Section 3(42) of ERISA.
5.14 OFAC. Neither Buyer nor any of its Affiliates nor, to Buyer’s knowledge, any other Person holding any direct or indirect interest in Buyer is a person or entity with whom United States persons or entities are restricted from doing business under regulations of OFAC (including those named on the Specially Designated Nationals List of OFAC) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action. Buyer will not assign or otherwise transfer this Agreement to such persons or entities. Buyer is subject to policies and procedures designed to comply with the sanctions regulations administered by OFAC.
5.15 No Further Representations. Except for the representations and warranties expressly made in Article 4, as a material inducement to the execution and delivery of this Agreement and the performance by Seller of its duties and obligations hereunder, Buyer hereby acknowledges, represents, warrants and agrees to and with Seller that Seller is not making and has not made any other warranty or representation relating to Seller, the Equity Interests, the other Acquired Ownership Interests, the Portfolio Entities, the Projects or the transactions contemplated by this Agreement (including with respect to the validity or accuracy of the materials, documents or other data made available by or on behalf of Seller to Buyer, the physical condition, potential use or any other aspect of all or any part of any Project and the MERCHANTABILITY, usage, suitability or FITNESS FOR ANY PARTICULAR PURPOSE with respect to the Portfolio Entities, the Projects, or any part thereof) as an inducement to Buyer to enter into this Agreement and to purchase the Equity Interests,

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or for any other purpose. In connection with Buyer’s investigation of the Portfolio Entities and their respective businesses, assets, condition (financial or otherwise), and results of operations, Buyer has received from Seller, the Portfolio Entities and their respective Affiliates, Representatives, advisors and agents certain projections, forecasts and other forward looking information, including projected financial statements, cash flow items, business plans and other data related to the Portfolio Entities, their business, assets and condition (financial or otherwise) and their prospects. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts and plans. Accordingly, Buyer acknowledges that no assurances or representations can be given that the actual results of the operations of the Portfolio Entities will conform to the projected results for any period; provided, that the foregoing shall not limit Buyer’s right to rely on the express representations and warranties contained herein and in any other Transaction Document, including the representations set forth in Section 4.28.
ARTICLE 6
COVENANTS
6.1 Covenants of the Parties.
6.1.1    Consummation of Transactions and Obtaining Approvals. Each Party shall (a) diligently and in good faith use reasonable best efforts to cause the Closing conditions set forth in Section 3.1 with respect to each Individual Portfolio to be satisfied by such Party as promptly as is reasonably practicable, and (b) coordinate and cooperate with the other Party in providing such information and supplying any assistance reasonably requested by such other Party in connection with the foregoing. Each Party will provide prompt notification to each other Party when any such consents, orders, approvals or filings referred to in Section 6.1.1 is obtained, taken, made, given or denied, as applicable, and will advise each other Party of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated herein. In furtherance of the foregoing, the Parties will request expedited treatment of any such filings, will promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, will promptly make any appropriate or necessary subsequent or supplemental filings and will promptly cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party has the right to review in advance a copy of, and all information related to Seller, any Portfolio Entity or Buyer, as applicable, and the transactions contemplated herein with respect to, any filing with any Governmental Authority made by any other Party in connection with the transactions contemplated herein. Each Party will promptly furnish to the other Party copies of any notices or written communications received by such Party or any of its Affiliates from any Governmental Authority concerning the transactions contemplated herein, and each Party will permit counsel to the other Party an opportunity to review in advance, and such Party will consider in good faith the views of, or changes proposed by, such counsel in connection with, any proposed filing or other communications by such Party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated herein; provided, that the Parties shall have the joint right to approve in advance any filing or other communication that must be submitted jointly by Seller and Buyer. Each Party will provide the other Party and their counsel the opportunity, on reasonable advance notice, to participate in any substantive

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meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning the transactions contemplated herein. Buyer shall be responsible for and shall pay all filing fees and other charges incurred in connection with any HSR Act filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice made pursuant to this Section 6.1. Seller shall not be required to pay any amount or to cause any Portfolio Entity to pay any amount in connection with any HSR Act filing with the Federal Trade Commission and the Antitrust Division of the Department of Justice made pursuant to this Section 6.1.
6.2 Covenants of Seller.
6.2.1    Pre-Closing Period Actions. Prior to the Closing Date with respect to any Individual Portfolio:
6.2.1.1    Seller shall and shall cause each Portfolio Entity part of such Individual Portfolio to conduct its business in the ordinary course of business, consistent with past practice in all material respects.
6.2.1.2    Seller shall promptly notify Buyer of any default under any Material Contract or violation of any Governmental Approval of any Portfolio Entity part of such Individual Portfolio of which it becomes aware, except for any defaults or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on any individual Project or Portfolio Entity.
6.2.1.3    Seller shall use commercially reasonable efforts to (and Buyer shall, to the extent applicable, reasonably cooperate with Seller to) obtain, or assist in obtaining, all consents, approvals, transfers, permissions, waivers, orders, reissuance and authorizations of (and make all necessary filings or registrations with) all Governmental Authorities and other third parties that are required to be obtained or made by them in connection with the consummation of the transactions contemplated by this Agreement.
6.2.1.4    Seller shall maintain insurance consistent with the policies listed on Schedule 4.11.
6.2.1.5    Seller shall not cause or permit any Portfolio Entity part of such Individual Portfolio to take any of the following actions without the prior written consent of Buyer:
(a)    enter into, amend or modify in any material respect, assign, or terminate any Material Contract;
(b)    amend or modify in any material respect, or terminate any Lease Document;
(c)    sell, lease, license, assign or transfer (including transfers to Seller or any of its Affiliates) any assets or a Project part of such Individual Portfolio or assets of any such Portfolio Entity;

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(d)    make any material change in the accounting methods used by Seller for the Portfolio Entities, except as required by GAAP;
(e)    merge or consolidate with any other entity, undertake any recapitalization, adopt any plan of dissolution or liquidation, make any voluntary bankruptcy or insolvency filing (or consent to any such involuntary filing) or reorganization, or not maintain its existence as a limited liability company;
(f)    incur or assume any Indebtedness other than that which is satisfied and released in full prior to the applicable Closing;
(g)    redeem or repurchase, directly or indirectly, any Ownership Interests of a Portfolio Entity or declare, set aside or pay any dividends or make any other distributions (whether in cash or in kind) with respect to the Ownership Interests of any such Portfolio Entity;
(h)    issue, sell, pledge or transfer any Ownership Interests of any such Portfolio Entity or enter into any agreement for the sale, voting, registration or repurchase of any Ownership Interests of any such Portfolio Entity (including any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or rights to subscribe for, any such Ownership Interests);
(i)    voluntarily incur, create or assume any Lien other than Permitted Liens;
(j)    make or change any material Tax election, file any material amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment relating to a Portfolio Entity, surrender any right to claim a refund of material Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to any such Portfolio Entity;
(k)    release, waive, settle or compromise any dispute for amounts over $100,000 or that would restrict the business in any material respect, except for the TPI Current Liability and Sales Tax Disclosed Obligations to the extent settled or compromised, as applicable, in amounts not in excess of the applicable amounts corresponding to such liabilities and obligations as set forth on Schedule 4.17;
(l)    hire any employees;
(m)    enter into any transaction or Contract with Seller or any of its Affiliates other then as contemplated by Section 4.4.1;
(n)    amend the Charter Documents of any such Portfolio Entity, except for ministerial amendments; or
(o)    commit or agree to do any of the foregoing.

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6.2.1.6    Seller shall not, and shall not cause or permit any Portfolio Entity to, consider, solicit, negotiate or discuss with any other Person any transaction in connection with, or alternative to, the transactions contemplated by this Agreement, or provide any Person who might be a prospective purchaser with any confidential information about the Projects or the transactions contemplated by this Agreement. Seller shall, and shall cause each Portfolio Entity to, (A) deal exclusively with Buyer with respect to the transactions contemplated by this Agreement, and (b) promptly notify Buyer of any proposals by third-parties with respect to such transaction and furnish Buyer with the material terms thereof.
6.2.1.7    Seller shall, and shall cause each Portfolio Entity part of the applicable Individual Portfolio to, deliver to Buyer copies of bank statements with respect to each reserve account set forth in Schedule 4.27.
6.2.2    Notification of Litigation. Prior to each Closing Date, Seller shall promptly notify Buyer (in writing promptly after Seller has notice thereof), and Buyer shall promptly notify Seller (in writing promptly after Buyer has notice thereof), and keep such other Party advised, as to any Action pending and known to such Party or, to Buyer’s knowledge or Seller’s Knowledge, as applicable, threatened against such Party that challenges the transactions contemplated hereby.
6.2.3    Pre-Closing Access to Information; Confidentiality. Seller shall, prior to the Closing Date with respect to each Individual Portfolio, furnish or cause to be furnished to Buyer and its Representatives, at reasonable times and upon reasonable notice, (a) such access, during normal business hours, to the Projects part of such Individual Portfolio as Buyer reasonably requests; provided, however, that Buyer shall not be entitled to perform any invasive or destructive environmental or other testing or sampling at such Projects and (b) such access to the books, records and other information of the Portfolio Entities part of such Individual Portfolio as Buyer reasonably requests, but, in each case, only to the extent that such access does not unreasonably interfere with the business and operations of such Portfolio Entities; provided, however, that (i) Seller shall have the right to have a Representative present and impose reasonable restrictions and requirements for safety purposes and (ii) Seller shall not be required to provide access to any information that is subject to attorney-client privilege to the extent doing so would cause such privilege to be waived, prohibited by applicable Law or subject to contractual prohibitions against disclosure to the extent doing so would violate such prohibition; provided, further, that notwithstanding anything to the contrary contained herein, neither Seller nor its Affiliates shall be required to disclose to Buyer or any of its Representatives (x) any consolidated, combined, affiliated or unitary Tax return which includes Seller or any of its Affiliates or any Tax-related work papers, except, in each case, for materials or portions thereof that relate solely to any Portfolio Entities or (y) any information related to Seller’s or its Affiliates’ profit margins, earnings or yield related to development or sale of such Projects.
6.2.4    Post-Closing Period Actions. Upon the reasonable request of Buyer or any of its Affiliates, Seller shall use commercially reasonable efforts to deliver to Buyer or any of its Affiliates (to the extent not previously provided to Buyer):

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6.2.4.1    with respect to each Individual Portfolio, all items listed in Part I of Schedule 6.2.4, to the extent available, as soon as can reasonably be provided, but no later than twenty (20) days after the later of (i) the Closing Date for such Individual Portfolio and (ii) such request by Buyer;
6.2.4.2    with respect to each Individual Portfolio, all items listed in Part II of Schedule 6.2.4, to the extent available, as soon as can reasonably be provided, but no later than sixty (60) days after the later of (x) the Closing Date for such Individual Portfolio and (y) such request by Buyer; and
6.2.4.3    as soon as can reasonably be provided, any historical claim information relating to the Company Policies (solely to the extent such information relates to any Portfolio Entity or Project) and any Portfolio Entity or Project, including, if necessary by working collaboratively with Buyer and its Representatives (including Buyer’s insurance broker), to provide such information to Buyer or any of its Affiliates, as applicable.
6.3 Publicity. No press release or public announcement related to this Agreement or the transactions contemplated hereby, or other announcements to the customers or suppliers of any Portfolio Entity, shall be issued or made without the joint approval of Seller and Buyer, unless required by applicable Law (in the reasonable opinion of counsel), in which case Seller and Buyer shall have the right to review such press release or announcement prior to publication. Upon prior written notice to Seller, Buyer may respond to any public release or announcement made by a third party concerning this Agreement or the transactions contemplated hereby to the extent necessary to correct or clarify any information provided in such release or announcement and following the last Closing under this Agreement, Buyer shall be permitted to make public releases and announcements regarding this Agreement and the transactions contemplated hereby.
6.4 Transfer Taxes. Seller and Buyer each shall be responsible for the timely payment of, and shall indemnify and hold harmless the other party from and against, fifty percent (50%) of all sales, use, transfer, goods and services, real property transfer, value added, recording, gains, documentary, stock transfer, stamp duty, excise, gross receipts and other similar taxes, duties, fees and charges including for the avoidance of doubt, all associated preparation and filing costs, penalties and interest (“Transfer Taxes”), if any, arising out of or in connection with the purchase of the Equity Interests. Buyer shall prepare and timely file all Tax Returns or other documentation relating to such Transfer Taxes; provided, however, that to the extent required by applicable Law, Seller will join in the execution of any such Tax Returns or other documents relating to such Transfer Taxes. Buyer shall provide Seller with copies of each such Tax Return or other document at least 30 days prior to the date on which such Tax Return or other document is required to be filed.
6.5 Retention of Books and Records. Buyer shall cause the Portfolio Entities part of any Individual Portfolio to retain, until all applicable Tax statutes of limitations (including periods of waiver and extension) have expired, all Books and Records in existence on the Closing Date with respect to such Individual Portfolio that are required to be retained under current retention policies and to make the same available after such Closing Date for inspection and copying by Seller or its Representatives at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such Books and Records

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shall be destroyed by Buyer without first advising Seller in writing detailing the contents thereof and giving Seller at least 120 days to obtain possession thereof. Seller agrees that such records will be kept confidential and used only as contemplated herein or as otherwise agreed by the Parties.
6.6 Signage Rights. Buyer agrees, to the maximum extent permitted under the applicable Site Lease Agreements, any other applicable Material Contracts and under applicable Law, after the Closing with respect to any Individual Portfolio, to consider, in Buyer’s reasonably discretion, any request by Seller (or its Affiliates) (a) to access the Projects part of such Individual Portfolio with guests for promotional purposes, including the taking photographs, during normal business hours and at other times as are acceptable to the applicable Project Holding Company in its reasonable business judgment; and (b) to place a SunPower logo at the site of any such Project. Before undertaking any action requested by Seller pursuant to the immediately preceding sentence, Seller must receive Buyer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Buyer may also, in its sole discretion (acting reasonably), at any time rescind any access or signage rights granted to Buyer pursuant to this Section 6.6.
6.7 Taxes and Tax Returns. Except as provided in Section 6.4 relating to Transfer Taxes:
6.7.1    With respect to any Tax Return covering a Pre-Closing Taxable Period that is required to be filed with respect to any Portfolio Entity part of any Individual Portfolio after the Closing Date with respect to such Individual Portfolio, (a) Seller shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods except where otherwise required by applicable Law and shall deliver such Tax Return as so prepared to Buyer not later than thirty (30) days prior to the due date (including extensions) for filing such Tax Return for Buyer’s review and comment, (b) Seller shall cooperate and consult with Buyer to finalize such Tax Return, and (c) thereafter, Seller shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and Seller shall pay all Taxes shown as due and payable on such Tax Return.
6.7.2    With respect to any Tax Return covering a Straddle Taxable Period that is required to be filed with respect to any Portfolio Entity part of any Individual Portfolio after the Closing Date with respect to such Individual Portfolio, (a) Buyer shall cause such Tax Return to be prepared in a manner consistent with practices followed in prior taxable periods except where otherwise required by applicable Law or any Material Contract and shall deliver a draft of such Tax Return to Seller for its review and approval at least thirty (30) days prior to the due date (including extensions) for filing such Tax Return, (b) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return, and (c) thereafter, Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and each Party shall pay its respective portion of the Taxes shown as due and payable on such Tax Return.
6.7.3    The Parties shall determine the Tax attributable to the portion of the Straddle Taxable Period that ends on and includes the Closing Date with respect to any Individual Portfolio by an interim closing of the books of any Portfolio Entity part of such Individual Portfolio as of the end of the day on such Closing Date, except for real property, personal property and similar ad valorem Taxes of any such Portfolio Entity which shall be prorated on a daily basis to such

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Closing Date. In determining whether a property Tax or similar ad valorem Tax is attributable to the portion of the Straddle Taxable Period that ends on and includes such Closing Date, any such Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Tax bill that is issued with respect to that lien date or other valuation date.
6.7.4    To the extent Buyer receives cash therefor (or Buyer’s cash liability for Taxes is reduced) or such items are transferrable to Seller, Seller shall be entitled to all refunds or credits of any Tax with respect to any Portfolio Entity that is attributable to a Pre-Closing Taxable Period or to that portion of a Straddle Taxable Period that ends on the applicable Closing Date that has been filed for or received within twelve (12) months after such Closing Date. Within ten (10) Business Days after Buyer or any Acquired Portfolio Entity receives or is capable of transferring such refund or credit, Buyer shall pay or transfer such amounts (together with any interest received or credited thereon, net of any costs incurred by Buyer that would not have been incurred by Buyer but for Buyer’s actions to seek such refund or credit in accordance with its obligations in this Section 6.7.4) to Seller.
6.8 Tax Indemnification.
6.8.1    Notwithstanding any other provisions of this Agreement, Seller shall indemnify, defend and hold Buyer harmless and be solely responsible for, and shall promptly pay when due all Taxes levied on any Acquired Portfolio Entity or Taxes levied on Buyer (or its direct or indirect members) as a result of purchasing an interest in any Acquired Portfolio Entity, in each case, attributable to a Pre-Closing Taxable Period or the portion of the Straddle Taxable Period that ends on and includes the applicable Closing Date. Except to the extent related to the breach of a representation, warranty, or covenant of Seller or any of its Affiliates, notwithstanding any other provision of this Agreement, Buyer shall indemnify, defend and hold Seller harmless and be solely responsible for, and shall promptly pay when due all Taxes of any Acquired Portfolio Entity that are levied on Seller (or its direct or indirect members) and that are attributable to a taxable period beginning after the applicable Closing Date and that portion of any Straddle Taxable Period beginning after the applicable Closing Date.
6.8.2    Buyer shall (and shall cause any Acquired Portfolio Entity) to give written notice to Seller of its receipt of any notice of any audit, examination, claim or assessment for any Tax for which Seller is responsible within forty-five (45) days after its receipt of such notice; failure to give any such written notice within such forty-five (45) day period shall limit Buyer’s right to indemnification pursuant to this Agreement with respect to such Tax to the extent such Seller is actually prejudiced by such failure. With respect to any Tax (or portion thereof) for which Seller has acknowledged in writing that Buyer is entitled to indemnification pursuant to this Agreement, to the extent such Tax is, in Buyer’s reasonable discretion, fully severable from Buyer’s unrelated Taxes, Seller shall have the right, at its sole cost and expense, to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding involving such Tax, including the determination of the value of property for purposes of real and personal property

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ad valorem Taxes. Buyer shall (and shall cause any Acquired Portfolio Entity to) take such action in connection with any such proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Buyer shall keep Seller reasonably informed regarding the progress and substantive aspects of any such Straddle Taxable Period claim and Seller’s participation rights with respect to such claim shall include participating on calls, attending meetings and the right to comment on any correspondence with respect to such Straddle Taxable Period claim. Notwithstanding the foregoing, if Seller is entitled to control (in the case of a Pre-Closing Taxable Period) or participate in (in the case of a Straddle Taxable Period) the prosecution, settlement or compromise of any proceeding, Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of any proceeding with respect to a Pre-Closing Taxable Period and Seller shall not settle any proceeding with respect to a Pre-Closing Taxable Period that could materially and adversely affect Buyer or any Acquired Portfolio Entity without Buyer’s prior written consent. In addition, Buyer shall not settle any proceeding with respect to any taxable period ending after the applicable Closing Date, and that portion of any Straddle Taxable Period ending after the applicable Closing Date that could materially and adversely affect Seller without Seller’s prior written consent; provided, that in all other respects but subject to Section 6.9, Buyer shall control the prosecution, settlement or compromise of any proceeding involving any Tax relating to the period following each Closing Date, including any Straddle Taxable Period.
6.8.3    Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, Books and Records relating to any Acquired Portfolio Entity within the possession of Seller (including work papers and correspondence with Taxing Authorities), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause any Acquired Portfolio Entity to grant to Seller (or its designees) access at all reasonable times to all of the information, Books and Records relating to any Acquired Portfolio Entity for Pre-Closing Taxable Periods or Straddle Taxable Periods within the possession of Buyer (including work papers and correspondence with Taxing Authorities) and to any employees of Buyer, and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the applicable Closing Date, the parties agree to preserve all information, records or documents in its possession relating to liabilities for Taxes of any Acquired Portfolio Entity for Pre-Closing Taxable Periods or Straddle Taxable Periods until the later of (a) seven (7) years and (b) six (6) months after the expiration of all applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.
6.9 TPI Current Liability; VDAs. Notwithstanding anything to the contrary in this Agreement, Seller shall have the right, at its sole cost and expense, to (a) control the prosecution, settlement or compromise of any proceeding involving any TPI Current Liability and (b) solely with respect to

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(i) Solar Star Plano I, LLC, and only to the extent the “Voluntary Disclosure Agreement” with the State of Texas has not been finalized and executed as of the Closing for the Regions Bank Project and an estimate of the applicable liability thereunder has been included in the Regions Bank Holdback Amount and (ii) Solar Star HI Air, LLC, and only to the extent the “Voluntary Disclosure Agreement” with the State of Hawaii has not been finalized and executed as of the Closing for the PNC Project and an estimate of the applicable liability thereunder has been included in the PNC Holdback Amount, control the negotiation and finalization of each such “Voluntary Disclosure Agreement”, as applicable. Buyer shall (and shall cause any Acquired Portfolio Entity to), at the sole cost and expense of SunPower Corporation, take such action in connection with any such proceeding or negotiation, as applicable, as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Seller shall keep Buyer reasonably informed regarding the progress and substantive aspects of any proceeding with respect to any TPI Current Liability or any such “Voluntary Disclosure Agreement” and Seller shall not settle any proceeding with respect to any TPI Current Liability or any such “Voluntary Disclosure Agreement” that could adversely affect Buyer or any Acquired Portfolio Entity without Buyer’s prior written consent. Seller shall be entitled to (a) all refunds or credits of any TPI Current Liability and (b) any reduction in the cash liability of Buyer or any Acquired Portfolio Entity for any TPI Current Liability below the applicable amount set forth in Seller’s Financial Model resulting from any such proceeding. To the extent Buyer or any Acquired Portfolio Entity receives any such refund, credit or recovered amount, Buyer shall pay or transfer such amounts (together with any interest received or credited thereon) to Seller within ten (10) Business Days after Buyer or any Acquired Portfolio Entity receives or is capable of transferring such refund or credit. To the extent any such proceeding results in any reduction in the cash liability of Buyer or any Acquired Portfolio Entity for any TPI Current Liability below the applicable amount set forth in Seller’s Financial Model, Buyer shall pay to Seller an amount equal to the present value (using a discount rate of 8%) of such reduction within ten (10) Business Days after the final resolution of such proceeding. SunPower Corporation shall hold Buyer harmless from any costs, expenses or liabilities to Buyer resulting from the actions of Seller taken pursuant to this Section 6.9.
6.10 Notification. From the date hereof until the applicable Closing, each of the Parties shall promptly notify the other Party in writing of: (a) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a breach of, or an inaccuracy in, any material respect in any representation or warranty made by such Party in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a breach of or an inaccuracy in any material respect in any representation or warranty made by such Party in this Agreement; (c) any material breach of any covenant or obligation of such Party; and (d) any event, condition, fact or circumstance that would be reasonably expected to prevent the timely satisfaction of any of conditions to any Closing set forth in Section 3.1.3 or Section 3.1.4, as applicable.
6.11 Further Assurances. From and after the Closing with respect to any Individual Portfolio, if either Party reasonably determines or is reasonably advised that any further instruments, documents or actions are reasonably necessary to carry out the terms of this Agreement with respect to such Individual Portfolio, Portfolio Entity or Project, the other party shall execute and deliver all such

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instruments, documents, reports, other records of any kind and perform all such actions reasonably necessary and proper to carry out the terms of this Agreement. Without limiting the generality of the foregoing, Seller acknowledges that, from and after the Closing for an Individual Portfolio of which any Project is part, neither Seller nor any Affiliates of Seller shall be entitled to any revenues and proceeds under the applicable PPA, ESA or REC Sale Agreements, any uncontracted Environmental Attributes (including RECs), any Rebates, any Power Purchaser prepayments received during the term of the applicable PPAs, any ESA Purchaser prepayments received during the term of the applicable ESAs, any ITC or other rights related to the Projects.
6.12 Government Incentives. Seller acknowledges that, from and after Closing for an Individual Portfolio, neither Seller nor any Affiliates of Seller shall be entitled to any government incentives and Rebates related to any Project that is part of such Individual Portfolio. Buyer and Seller will cooperate with each other in obtaining and transferring all such government incentives and Rebates.
6.13 Dental Clinics Project. If Pacific Gas & Electric Company, or its successor in interest, has not issued a replacement permission to operate letter, in form and substance satisfactory to Buyer, to Solar Star Bay City I, LLC with respect to its Dental Clinics Project by the Closing Date for the Regions Bank Project, then following such Closing Date, SunPower Corporation, at its sole cost and expense, shall, by no later than April 1, 2020, complete or cause to be completed, all and any work, including any interconnection upgrades, requested, necessary or required for Pacific Gas & Electric Company, or its successor in interest, to issue such replacement permission to operate letter, in form and substance satisfactory to Buyer (the “PTO Work”). SunPower Corporation shall indemnify Buyer and/or its applicable Affiliates for any reasonable and documented expenses incurred by Buyer and/or its Affiliates in connection with enforcing SunPower Corporation’s obligation to perform any work or make any payment that is required but not timely made pursuant to this Section 6.13.
6.14 Existing Litigation. Within 90 days after the Closing with respect to the Wells Fargo Portfolio, no Portfolio Entity shall be a party to the Existing Litigation, whether the Existing Litigation is then continuing or not. If a Portfolio Entity is a party to the Existing Litigation at the end of such 90-day period, SunPower Corporation shall cause the Existing Litigation to be dismissed. None of SunPower Corporation, any Portfolio Entity or any of its Affiliates shall in any event, during such 90-day period, by action or inaction, prejudice its position with respect to the Existing Litigation, the filing referred to in Section 3.1.3.13 or otherwise frustrate the intent of this Section 6.14.
ARTICLE 7
NO SURVIVAL; REMEDIES
7.1 Survival. All representations and warranties made by the Parties in this Agreement shall survive the applicable Closing for twenty-four (24) months following the last Closing Date (which shall be deemed to be the Drop-Dead Date if a Closing for each Individual Portfolio shall not have occurred by such date) under this Agreement, provided, however, that notwithstanding the foregoing, the representations and warranties set forth in (i) Sections 4.1 (Organization and Good Standing; Organizational Documents), 4.2 (Authorization, Execution and Enforceability), 4.4 (Equity Interests; Subsidiaries), 4.14 (No Subsidiaries), 4.16 (Brokers), 4.19 (Affiliate Transactions), 4.29 (Illegal Payments) and 4.30 (Export Control Compliance) shall survive indefinitely and

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(ii) Sections 4.12 (Environmental Matters) and 4.17 (Taxes) shall survive until six months after the expiration of the applicable statute of limitations period (the representations and warranties described in clauses (i) and (ii), the “Fundamental Representations”). Any right of indemnification hereunder with respect to a claimed breach of a representation or warranty shall expire at the date of termination of the representation or warranty claimed to be breached (the “Expiration Date”), unless on or prior to the Expiration Date a claim for indemnification has been made to the Party from whom indemnification is sought. Provided that an Indemnification Claim is timely made, it may continue to be asserted beyond the Expiration Date of the representation and warranty to which such claim relates until the final disposition of such claim. All covenants and agreements of the Parties shall survive the applicable Closing until performed in accordance with their terms.
7.2 Indemnification.
7.2.1    Each of Seller and SunPower Corporation (together, “Seller Indemnitors”) hereby agrees, jointly and severally, to defend, indemnify and hold harmless Buyer and each of its respective members, parents, Affiliates, directors, officers and employees (collectively, the “Buyer Indemnified Group”), from and against all demands, claims, actions or causes of action, assessments, losses, damages, judgments, settlements, liabilities, Taxes, penalties, costs and expenses, including, without limitation, reasonable attorneys’ fees, disbursements and expenses (“Damages”), of any nature whatsoever asserted against, resulting to, imposed upon or incurred by any member of the Buyer Indemnified Group, arising out of or resulting from (i) a breach of any representation or warranty of Seller or SunPower Corporation contained in this Agreement or any certificate delivered pursuant hereto; (ii) a breach of any covenant, agreement or other obligation of Seller, SunPower Corporation or any Portfolio Entity (other than any Acquired Portfolio Entity) contained in this Agreement; (iii) any claim for fraud or willful misconduct of (A) Seller or SunPower Corporation relating to the transactions contemplated thereby or (B) any Portfolio Entity relating to or arising from the period prior to the Closing with respect to the Individual Portfolio to which such Portfolio Entity is a part; (iv) any ITC Recapture Liability (including any demand or drawing under any Specified Lease Credit Support Instrument relating thereto); (v) any TPI Assessment Liability; (vi) any demand or drawing under any Specified Credit Support Instrument or Specified Lease Credit Support Instrument (other than in respect of any ITC Recapture Liability) provided or assumed by or on behalf of Buyer, if an event or condition giving rise to such drawing or demand has occurred before the applicable Closing Date for the relevant Individual Portfolio; (vii) the Existing Litigation; or (viii) any costs, expenses, payments or other amounts incurred by Buyer and the Dental Clinics Project SPE (in excess of Regions Bank UCSF PTO Holdback Amount—SLV Portion) in exercising its early buy-out option with respect to the Dental Clinics Project pursuant to Section 2.5.1.
7.2.2    Buyer hereby agrees to defend, indemnify and hold harmless Seller and each of their respective parents, Affiliates, directors, officers and employees (collectively, the “Seller Indemnified Group”) from and against all Damages of any nature whatsoever asserted against, resulting to, imposed upon or incurred by any member of the Seller Indemnified Group arising out of or resulting from a (i) breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered pursuant hereto, (ii) a breach of any covenant, agreement

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or other obligation of Buyer contained in this Agreement and (iii) any claim for fraud or willful misconduct of Buyer relating to the transactions contemplated thereby.
7.2.3    Notwithstanding anything in this Agreement to the contrary, all of the representations and warranties set forth in this Agreement or any certificate or schedule that are qualified as to “material,” “material respects,” “material adverse effects,” or words of similar import or effect shall be deemed to have been made without any such qualifications solely for purposes of determining the amount of Damages resulting from any such breach of representation or warranty.
7.2.4    (i) In no event shall the obligation of Seller Indemnitors to indemnify the Buyer Indemnified Group (x) (1) pursuant to Section 7.2.1(i) (other than for Fundamental Representations) or (2) pursuant to Section 7.2.1(iv) (with respect to the ITC Recapture Liability) exceed, an amount equal to twenty percent (20%) of the Purchase Price that has actually been paid to date under this Agreement, or (y) pursuant to Section 7.2.1(i) (for Fundamental Representations), 7.2.1(ii), 7.2.1(v), 7.2.1(vi), 7.2.1(vii) and/or 7.2.1(viii) exceed the Purchase Price that has actually been paid to date under this Agreement; and (ii) in no event shall Buyer’s obligation to indemnify the Seller Indemnified Group (x) pursuant to Section 7.2.2(i) exceed an amount equal to twenty percent (20%) of the Purchase Price that has actually been paid to date under this Agreement or (y) pursuant to Section 7.2.2(ii) exceed the aggregate Purchase Price that has actually been paid to date under this Agreement; provided, that the preceding limitations of liability in this sentence shall not apply to (A) Damages resulting from fraud or willful misconduct, including any Damages arising under Section 7.2.1(iii) or Section 7.2.2(iii) or (B) any failure of Buyer to pay the Purchase Price with respect to any Individual Portfolio or any failure of any Portfolio Entity, Seller or Buyer to pay any other amount required to be paid by such Person under this Agreement or any Project Contract to which it is a party; provided, further, that, for purposes of calculating the limitations of liability in this Section 7.2.4, if recovery by the Buyer Indemnified Group at any time is limited by reason of such limitations on the percentage of Purchase Price or amount of aggregate Purchase Price, as applicable, and additional Purchase Price is later payable due to a subsequent Closing, then the Buyer Indemnified Group can set-off and withhold a portion of any such additional Purchase Price by an amount that would allow the Buyer to recover up to the amount (in the aggregate) that would reach the new limit taking into account the additional Purchase Price being paid.
7.2.5    Seller Indemnitors shall not have any obligations to indemnify (a) pursuant to Section 7.2.1(i) (other than for Fundamental Representations) or (b) pursuant to Section 7.2.1(iv) (with respect to the ITC Recapture Liability), in each case until Damages in the aggregate exceed 0.50 % of the Purchase Price that has actually been paid to date under this Agreement (the “Threshold”), after which Seller Indemnitors shall be liable for the full amount of such Damages, including the portion below the Threshold. Buyer Indemnitors shall not have any obligations to indemnify pursuant to Section 7.2.2(i) until Damages in the aggregate exceed the Threshold, after which Buyer Indemnitors shall be liable for the full amount of such Damages, including the portion below the Threshold. Once the Threshold has been met at any given point in time, no additional payments of the Purchase Price shall require any additional recalculations of the Threshold.

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7.2.6    Notwithstanding anything to the contrary herein, any liability for indemnification under this Section 7.2 shall be determined without duplication of recovery. Without limiting the generality of the immediately preceding sentence, if a condition, event or circumstance constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to indemnification under this Section 7.2 or constitutes a breach of or failure to perform any representation, warranty, covenant or agreement by any member of Seller Indemnified Party under any Contract for which such Seller Indemnified Party has liability, only one recovery of damages shall be allowed and such recovery shall count against any limitation of or cap on liability set forth in any such Contract.
7.2.7    Notwithstanding anything to the contrary provided in this Agreement, any indemnity obligations (a) of Seller Indemnitors under Sections 7.2.1(ii)-(viii) and (b) of Buyer under Sections 7.2.2(ii)-(iii), respectively, shall survive until six months after the expiration of the applicable statute of limitations period.
7.3 Holdback Claims. If Seller does not dispute a claim made by Buyer against Seller for any amounts due by Seller to Buyer pursuant to this Article 7, Buyer shall be entitled, at Buyer’s option, to retain an aggregate amount equal to the amount of the undisputed claim from any Holdback Amount relating to the Closings that have occurred to date, in which case such Holdback Amount shall be reduced by the retained amount. If Seller disputes a claim made by Buyer against Seller for any amounts due by Seller to Buyer pursuant to this Article 7 in accordance with this Article 7, then upon final determination of liability (or a settlement between the Parties) with respect to such claim in accordance with this Article 7, Buyer shall be entitled, at Buyer’s option, to retain an aggregate amount equal to the amount of the undisputed claim from any Holdback Amount relating to the Closings that have occurred to date, automatically in which case such Holdback Amount shall be reduced by the retained amount. Notwithstanding anything contained in this Agreement to the contrary and for the avoidance of doubt, any reduction of any Holdback Amount applied in accordance with this Section 7.3 shall not be included for the purposes of calculating any limitation of liability of the Seller under Section 7.2.4.
7.4 Indemnification Procedures. Except with respect to the Tax indemnification set forth in Section 6.8):
7.4.1 If a claim arises against a person entitled to indemnification hereunder that such person intends to assert as an indemnifiable claim under Section 7.2, in order to assert an indemnification right, such person (the “Claiming Party”) shall give written notice to the Party against whom indemnification is sought hereunder (the “Indemnifying Party”) of such claim with respect to which it seeks indemnification promptly after the discovery by such Claiming Party of such claim. However, the failure of any Claiming Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article 7 except to the extent that the Indemnifying Party is actually prejudiced by such failure to give notice.
7.4.2    The Indemnifying Party shall have the right to contest and defend the claim by all appropriate legal proceedings and, subject to the provisions hereof, to control all settlements (unless the Claiming Party agrees to assume the cost of settlement and to forgo its rights hereunder) and to select lead counsel, which must be reasonably satisfactory to the Claiming

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Party, to defend any and all such claims at the sole cost and expense of the Indemnifying Party, subject to Section 7.4.5. In advance of its exercise of such right, the Indemnifying Party shall deliver to the Claiming Party an acknowledgement in writing of the unqualified obligation of the Indemnifying Party to indemnify the Claiming Party for such claim, subject to the limitations of Section 7.2.4. The Claiming Party may select counsel to participate with the Indemnifying Party’s counsel in any such defense, in which event the Claiming Party’s counsel shall be at the Claiming Party’s cost and expense. If the Indemnifying Party assumes the defense of any claim, pursuant to this Section 7.4, the Indemnifying Party shall not be liable to the Claiming Party with respect to such claim for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof except for the reasonable costs of investigation or if (i) the employment of counsel by the Claiming Party has been authorized in writing by the Indemnifying Party; (ii) the Claiming Party has reasonably concluded (based on advice of outside counsel) that there may be legal defenses available to it or other Claiming Parties that are different from or in addition to those available to the Indemnifying Party and after written notice from the Claiming Party to such effect, the Indemnifying Party does not assert and pursue such defenses; (iii) a conflict or potential conflict exists between the Claiming Party and the Indemnifying Party with respect to the claim being asserted (in which case the Indemnifying Party will not have the right to direct the defense of such action, proceeding or defense on behalf of the Claiming Party); and (iv) the Indemnifying Party loses its right to conduct, or discontinues, its defense of such Claim pursuant to Section 7.4.5, in each of which cases the reasonable fees, disbursements and other charges of counsel to the Claiming Party will be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, action or proceeding, the Indemnifying Party shall be liable for the Claiming Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such claim, action or proceeding (other than the amount of the settlement itself which is governed by Section 7.4.5 below).
7.4.3    In connection with any claim, the Parties shall cooperate with each other and provide each other with access to relevant Books and Records relating to Seller, its business or the Projects in their possession (except documents as to which disclosure is restricted in order to preserve a privilege). The Claiming Party shall cooperate fully with the Indemnifying Party in connection with any negotiation or defense of any claim by the Indemnifying Party. The Indemnifying Party shall keep the Claiming Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.
7.4.4    Without the Claiming Party’s prior written consent, the Indemnifying Party may not enter into any settlement or compromise any claim or consent to the entry of any judgment in respect thereof that could result directly or indirectly in any cost, expense or liability to the Claiming Party or any of its Affiliates or imposes an obligation on the Claiming Party or any of its Affiliates, and which does not include, as an unconditional term thereof, the giving by the claimant to the Claiming Party and its Affiliates of an unconditional release from all liability in respect of such claim.
7.4.5    If (i) the Indemnifying Party fails, within thirty (30) days of its receipt of any indemnification notice, to notify the Claiming Party in writing of the Indemnifying Party’s

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election to defend the claim, (ii) the claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (iii) the claim seeks an injunction or equitable relief against the Indemnified Party or any of its Affiliates, (iv) the claim alleges or seeks an amount of damages in excess of the limitations contained in Section 7.2.4, or (v) the Indemnifying Party discontinues its defense at any time or fails to actively and diligently conduct the defense of the claim after it commences such defense in accordance with this Agreement, then the Claiming Party may, at its option, assume the defense of, defend, settle or otherwise compromise or pay such claim and the Indemnifying Party shall not have the right to control the defense pursuant to Section 7.4.2. If the Indemnifying Party does not (or cannot) assume or discontinues such defense, the Claiming Party shall keep the Indemnifying Party apprised at all times as to the status of the defense. However, the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. Except as specifically stated herein, the Indemnifying Party shall not be liable for any settlement of any claim, action or proceeding effected without its written consent; provided, that the Indemnifying Party shall not unreasonably withhold, delay or condition a requested consent.
7.5 Insurance. The amount of Damages required to be paid by an Indemnifying Party to another party pursuant to this Article 7 shall be reduced to the extent of any amounts actually received in cash by such other party pursuant to the terms of any insurance policy (excluding self-insurance and flow-through insurance policies), less any documented costs or expenses incurred in connection therewith (including any documented increased insurance premiums); provided, however, a party entitled to indemnification hereunder shall not be obligated to seek recovery under any insurance policy. If the indemnified party actually receives cash proceeds under an insurance policy (excluding self-insurance and flow-through insurance policies) after the Indemnifying Party has fully paid the Damages, then the amount of such reduction, less any costs or expenses incurred in connection therewith (including any increased insurance premiums) shall be repaid by the indemnified party to the Indemnifying Party.
7.6 After-Tax Basis. For tax reporting purposes, to the maximum extent permitted by the Code, each Party will agree to treat all amounts paid under any of the provisions of this Article 7 as an adjustment to the applicable Purchase Price (or otherwise as a non-taxable reimbursement, contribution or return of capital, as the case may be). To the extent that any such indemnification payment is includable as income of the indemnified party, as determined by agreement of the Parties or, if there is no agreement, by an opinion of a nationally-recognized tax counsel selected by the indemnified party and reasonably acceptable to the other Party that such amount is “more likely than not” includable as income of the indemnified party, the amount of the payment shall be increased by the amount of any U.S. federal income tax required to be paid by the indemnified party or its Affiliates on the receipt or accrual of the indemnification payment, including, for this purpose, the amount of any such Tax required to be paid by the indemnified party on the receipt or accrual of the additional amount required to be added to such payment pursuant to this Section 7.6, assuming full taxability, using an assumed tax rate equal to the highest composite U.S. federal and state marginal income tax rate applicable to corporations generally.
7.7 No Duplication; Mitigation. Any liability for indemnification under this Article 7 shall be determined without duplication of recovery. Without limiting the generality of the prior sentence,

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if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in this Article 7 or constitutes a breach of or failure to perform any representation, warranty, covenant or agreement by a member of the Seller Indemnified Group set forth in any Contract, only one recovery of Damages shall be allowed and such recovery shall count against any limitation of or cap on liability set forth in any such Contract. The Parties hereby acknowledge the obligation of the Claiming Party to mitigate Damages to the extent required by applicable Law.
7.8 Specific Performance.
7.8.1    Waivers and Acknowledgments. The Parties agree that, prior to the Closing Date with respect to any Individual Portfolio, irreparable damage would occur if any of the provisions of this Agreement were not performed by the Parties in accordance with their specific terms or were otherwise breached, including any wrongful failure to consummate the applicable Closing. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions or other specific performance or equitable relief to prevent breaches of this Agreement and to cause each Closing to occur on the terms and subject to the conditions thereto set forth herein. In that regard, each Party hereby waives any requirement under any applicable Law to post a bond or other security as a prerequisite to obtaining such equitable relief. If either Party brings any action in good faith to enforce specifically the performance of the terms and provisions hereof by the other Party, the Drop-Dead Date shall automatically be extended by (i) the amount of time during which such action is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such action. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 7.8.1 on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
7.8.2    Alternative Remedies. Notwithstanding Section 7.8.1, prior to the Closing with respect to any Individual Portfolio, a Party may pursue against the other Party any remedy available at law or in equity arising out of any willful and material breach of this Agreement related to such Individual Portfolio by such other Party, including a claim for monetary damages.
7.9 Exclusivity of Remedies and Limitation on Liability. Subject to Section 7.8.2, the remedies under this Article 7 are the sole and exclusive remedies that a Party or other Claiming Party may have arising under or relating to this Agreement or the transactions contemplated hereby for the recovery of monetary damages against any other Party, SunPower Corporation or any of their respective Affiliates with respect to (i) any breach or failure by such other Party, SunPower Corporation or any of their respective Affiliates to perform any covenant or agreement in this Agreement, or (ii) any breach of any representation or warranty of such other Party, SunPower Corporation or any of their respective Affiliates set forth in this Agreement, provided that nothing in this Article 7 shall limit or otherwise affect the obligations of any Party to make any payments required to be made by such Party pursuant to any other Article of this Agreement or for any liability in respect of fraud or willful misconduct.
7.10 Non-Recourse. It is expressly agreed and understood that any obligations of a Party arising from (or in connection with any performance under) this Agreement and/or any certificates or

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documents delivered in connection with this Agreement are solely the obligations of such Party, and no personal liability whatsoever (of any type or nature) will attach to, or be incurred by, any of the Buyer Indemnified Group, or the Seller Indemnified Group, as applicable, other than the applicable Party (and in the case of indemnification obligations under this Article 7, SunPower Corporation) because of the incurrence by such Party of any obligations set forth in this Agreement or in any certificate or document delivered in connection with this Agreement or by reason thereof, and any personal liability in respect of any such obligations of any type or nature, and any and all claims for any such liability against any of the Byer Indemnified Group or the Seller Indemnified Group, as applicable, other than the applicable Party (and in the case of indemnification obligations under this Article 7, SunPower Corporation), whether arising in common law or equity or created by rule of law, statute, constitution, or otherwise, are expressly released and waived by the other Party for and on behalf of itself and each member of its respective indemnified group, in each case, as a condition of, and as part of the consideration for, the execution and delivery of this Agreement by such Party.
ARTICLE 8
TERMINATION
8.1 Termination of Agreement. At any time prior to the last Closing Date (which shall be deemed to be the Drop-Dead Date if a Closing for each Individual Portfolio shall not have occurred by such date), this Agreement may be terminated as follows:
(a)    by mutual written agreement of Buyer and Seller;
(b)    by Seller upon written notice to Buyer if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement that (i) would result in a failure of a condition set forth in Sections 3.1.4.2 or 3.1.4.3 to be satisfied or (ii) cannot be, or is not, cured by the earlier to occur of Drop-Dead Date and 30 days following written notice from Seller to Buyer of such breach or failure to perform; provided, however, that Seller shall not have a right to terminate this agreement if Seller is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of the conditions set forth in Sections 3.1.3.2 or 3.1.3.3 to be satisfied;
(c)    by Buyer upon written notice to Seller if Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement that (i) would result in a failure of a condition set forth in Section 3.1.3.2 or 3.1.3.3 to be satisfied or (ii) cannot be, or is not, cured by the earlier to occur of the Drop-Dead Date and 30 days following written notice from Buyer to Seller of such breach or failure to perform; provided, however, that Buyer shall not have a right to terminate this agreement if Buyer is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of the conditions set forth in Section 3.1.4.2 or 3.1.4.3 to be satisfied;
(d)    by Buyer or Seller upon written notice to the other Parties if the Closing Date with respect to each Individual Portfolio has not occurred by the Drop-Dead Date; provided, that the right to terminate this Agreement with respect to any Individual Portfolio pursuant to this Section 8.1(d) shall not be available to a Party whose failure to fulfill any obligation under

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this Agreement shall have been a material cause of, or resulted in, the failure of the Closing with respect to such Individual Portfolio to occur on or before such date; or
(e)    by Buyer or Seller, by written notice to the other Parties, if any Prohibitive Order permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party whose failure to fulfill any obligation under this Agreement shall have been a material cause of, or resulted in, the Prohibitive Order.
8.2 Effect of Termination.
8.2.1    In the event of a termination of this Agreement as provided in Section 8.1, this Agreement shall cease to have force and effect in its entirety, and there shall be no further Liability on the part of either Party in respect of this Agreement, except that (a) if the termination of this Agreement occurs after the occurrence of any Closing Date, this Agreement shall continue to be in full force and effect solely with respect to the Acquired Portfolio, (b) the provisions of Article 7, this Section 8.2 and Article 9 shall continue to apply following any such termination, and (c) each Party shall continue to be liable for any breach by such Party of this Agreement occurring prior to such termination.
8.2.2    In the event that this Agreement is terminated pursuant to Section 8.1(b), Buyer agrees that it will not, and will cause its Affiliates not to, solicit for employment or hire or employ any of the current employees of Seller, the Portfolio Entities (other than the Acquired Portfolio Entities) or their Affiliates to whom Buyer or its Affiliates had been directly or indirectly introduced or otherwise had contact with as a result of its or their consideration, negotiation or consummation of the transaction contemplated herein, so long as they are employed by Seller, the Portfolio Entities (other than the Acquired Portfolio Entities) or their Affiliates for a period of two years following the date of such termination, without the prior written consent of Seller.
ARTICLE 9
MISCELLANEOUS
9.1 Notices. Any notice, statement, demand, claim, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall be sent by facsimile, e-mail or other electronic transmission, hand messenger delivery, overnight courier service, or certified mail (receipt requested) to another Party at the address set forth below:
(a)    If to a Seller, at:
SunPower AssetCo, LLC
77 Rio Robles
San Jose, CA 95134
Attention: General Counsel
Facsimile: 408-240-5400
Email: LegalNoticeSunPower@sunpower.com

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(b)    If to Buyer, at:

Elizabeth Cady Lessee Holdco LLC
c/o Goldman Sachs Renewable Power, LLC
200 West Street, 3rd Floor
New York, NY 10282
Attention:  Patrick McAlpine
Email: Patrick.McAlpine@ny.email.gs.com

With a copy of any legal notices to:
Goldman Sachs Asset Management, L.P.
200 West St. 15th Fl.
New York, NY 10282
Attn: General Counsel
Each Party shall have the right to change the place to which notices shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party. Without limiting any other means by which a Party may be able to prove that a notice has been received by another Party, all notices and communications shall be deemed to have been duly given: (i) at the time delivered by hand, if personally delivered, (ii) 5 Business Days after being deposited in the mail, postage prepaid, if mailed by first class certified mail, receipt requested, and (iii) when received, if sent by courier, facsimile or other electronic transmission, if received prior to 5 p.m., recipient’s time, on a Business Day, or on the next Business Day, if received later than 5 p.m., recipient’s time. In any case hereunder in which a Party is required or permitted to respond to a notice from another Party within a specified period, such period shall run from the date on which the notice was deemed duly given as above provided, and the response shall be considered to be timely given if given as above provided by the last day of the period provided for such response.
9.2 Entire Agreement; Amendments. This Agreement, the other Transaction Documents, the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, of the Parties with respect to the subject matter hereof. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed in accordance with the remainder of this Section 9.2. This Agreement may be amended, modified or supplemented only by a written instrument executed by Buyer and Seller.
9.3 Successors and Assigns. This Agreement and the Buyer Confidentiality Agreement or Seller Confidentiality Agreement, as applicable, shall be binding upon, and shall inure to the benefit of, and shall be enforceable by, the Parties and their respective successors and permitted assigns. Neither this Agreement nor any right or obligation hereunder, may be assigned (a) by Buyer without the prior written consent of Seller or (b) by Seller or SunPower Corporation without the prior written consent of Buyer.

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9.4 Governing Law. This Agreement, and any instrument or agreement required hereunder (to the extent not otherwise expressly provided for therein) and its enforcement, and any controversy arising out of or relating to the making or performance thereof, shall be governed by and construed in accordance with the law of the State of New York without reference to conflicts of laws.
9.5 Consent to Jurisdiction; Waiver of Jury Trial. The Parties hereto irrevocably consent and agree that United States federal courts sitting in the Borough of Manhattan, New York, New York are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any proceedings may only be brought in such courts, except that actions to enforce any final judgment or award may be filed in any court having jurisdiction. By execution and delivery of this Agreement, each Party (for itself, its Affiliates and its designees) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts and the appellate courts therefrom, and waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding. The Parties irrevocably consent to the service of process in any such Action by the mailing of copies thereof by registered or certified mail, first class postage prepaid, return receipt requested, to the addresses set forth or incorporated in Section 9.1. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY AND ALL ACTIONS, CLAIMS AND DISPUTES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
9.6 Expenses. Except as otherwise expressly provided in this Agreement, Buyer, on one hand, and Seller, on the other hand, will bear its own costs and expenses (including the costs and expenses of its counsel) incurred in connection with the transactions contemplated by this Agreement.
9.7 Confidential Information.
9.7.1    Unless and until the Closing with respect to each Individual Project occurs, (i) the Buyer will abide by the provisions of the Seller Confidentiality Agreement, and (ii) the Seller will abide by the provisions of the Buyer Confidentiality Agreement, in each case with respect to the Portfolio Entities, the transactions contemplated herein and otherwise. If this Agreement is terminated under Section 8.1, Buyer shall continue to abide by the provisions of the Seller Confidentiality Agreement and Seller shall continue to abide by the provisions of the Buyer Confidentiality Agreement. Following each Closing, each of the Buyer Confidentiality Agreement and the Seller Confidentiality Agreement shall be terminated with respect to such Closing, the Individual Portfolio relating thereto and each Portfolio Entity and Project constituting such Individual Portfolio, and such agreements shall be superseded by Section 9.7.2 of this Agreement.
9.7.2    After each Closing, Seller agrees to treat and hold as confidential any information concerning the business and affairs of each Portfolio Entity constituting the Individual Portfolio to which such Closing relates, which is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information other than in accordance with this Agreement, for purposes internal to Seller and its Affiliates or as otherwise agreed in writing between Seller or any of its Affiliates and Buyer or any of its Affiliates. In the event that Seller is requested or required (by oral question or

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request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller shall (to the extent practical given the circumstances) notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.7.2. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, Seller may disclose the Confidential Information to the tribunal; provided that Seller shall use commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.
9.8 Joint Effort. Preparation of this Agreement has been a joint effort of the Parties and the resulting document shall not be construed more severely against one Party than against any other Party.
9.9 Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.
9.10 Severability. The invalidity of one or more phrases, sentences, clauses, Sections or Articles contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
9.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, taken together, shall constitute but one agreement.
9.12 Third Parties. Except as otherwise expressly provided in this Agreement, nothing contained in this Agreement shall be construed to create any right in, duty to, standard of care with respect to, or any Liability to any Person who is not a party to this Agreement; provided, that the Persons expressly entitled to indemnification hereunder shall be third party beneficiaries of the applicable provisions of this Agreement, and SunPower Corporation and its Affiliates are third party beneficiaries of Sections 3.2 and 6.9.
9.13 No Waiver. Any failure of a Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.
9.14 Delivery by Facsimile or PDF. This Agreement, and any amendments hereto or, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as if it were the original signed version hereof delivered in person. No Party shall raise the use of a facsimile machine or electronic transmission in pdf to deliver a signature or the fact that any signature was transmitted or communicated through such means as a defense to the formation of a Contract and each Party forever waives any such defense.

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[Signature page follows on next page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the Agreement Date.
“Seller”:    SunPower Asset Co, LLC
By: /s/ Nam Nguyen
Name: Nam Nguyen
Title: Executive Vice President, Commercial Americas

[Signature Page to Membership Interest Purchase and Sale Agreement]

“Buyer”:    Elizabeth Cady Lessee Holdco LLC
By: Goldman Sachs Renewable Power Operating Company LLC, its sole member

By: Goldman Sachs Asset Management, L.P., its investment manager
By: /s/ Jon Yoder
Name: Jon Yoder
Title: Authorized Signatory

[Signature Page to Membership Interest Purchase and Sale Agreement]

And, solely for purposes of Section 3.2.3, Article 4, Section 6.9, Section 6.13, Section 6.14 and Article 7 of this Agreement:
“SunPower Corporation”:    SunPower Corporation
By: /s/ Nam Nguyen
Name: Nam Nguyen
Title: Executive Vice President, Commercial Americas

[Signature Page to Membership Interest Purchase and Sale Agreement]